Exhibit 10.1

EXECUTION VERSION

CONTRIBUTION AGREEMENT

by and among

WATCO COMPANIES, L.L.C.,

THE GREENBRIER COMPANIES, INC.

and

WITH RESPECT TO ARTICLE III AND ARTICLE IX ONLY

GBW RAILCAR SERVICES HOLDINGS, L.L.C.

JULY 18, 2014

TABLE OF CONTENTS

ARTICLE I FORMATION OF THE JOINT VENTURE AND OPERATING SUBSIDIARY		3

1.1	LLC Agreements	3

ARTICLE II CONTRIBUTIONS		3

2.1	Contribution by Watco	3

2.2	Contribution by Greenbrier	6

ARTICLE III ADDITIONAL AGREEMENTS		9

3.1	Work in Process Warranty Obligations	9

3.2	Additional Capital Contributions	9

3.3	Confidentiality	10

3.4	Accounts Receivable	10

3.5	Access to Information	10

3.6	Actions of the Parties	11

3.7	Further Action	11

3.8	Use of Names and Marks	11

3.9	Taxes and Utilities	12

3.10	Conduct of Business	13

3.11	Non-Solicitation	13

3.12	Real Estate Matters	15

3.13	GATX Agreement	16

ARTICLE IV CLOSING		16

4.1	Time and Place	16

4.2	Assumption	16

4.3	Conditions	16

4.4	Conditions to Obligations of Watco	17

4.5	Conditions to Obligations of Greenbrier	19

ARTICLE V REPRESENTATIONS AND WARRANTIES OF WATCO		21

5.1	Organization	21

5.2	Authority; Binding Effect	22

5.3	No Creation of Violation, Default, Breach or Encumbrance	22

5.4	Approvals, Licenses and Authorizations	23

5.5	Compliance With Laws	23

5.6	Financial Statements	24

5.7	Absence of Certain Events	25

5.8	Title to, Condition and Sufficiency of Properties and Assets	26

5.9	Intellectual Property	27

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5.10	Contracts and Commitments	27

5.11	Tax Returns and Tax Audits	28

5.12	No Litigation	29

5.13	Employee Benefit Plans; Labor Matters	30

5.14	Environmental	33

5.15	Books and Records	35

5.16	Brokers and Finders	35

5.17	Inventories	35

5.18	Disclaimer of other Representations and Warranties	36

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF GREENBRIER		36

6.1	Organization; Capitalization	37

6.2	Authority; Binding Effect	37

6.3	No Creation of Violation, Default, Breach or Encumbrance	37

6.4	Approvals, Licenses and Authorizations	38

6.5	Compliance With Laws	38

6.6	Financial Statements	39

6.7	Absence of Certain Events	40

6.8	Title to, Condition and Sufficiency of Properties	41

6.9	Intellectual Property	42

6.10	Contracts and Commitments	43

6.11	Tax Returns and Tax Audits	44

6.12	No Litigation	45

6.13	Employee Benefit Plans; Labor Matters	45

6.14	Environmental	49

6.15	Books and Records	50

6.16	Brokers and Finders	51

6.17	Inventories	51

6.18	Disclaimer of other Representations and Warranties	51

ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION		52

7.1	Survival of Representations and Warranties	52

7.2	Indemnification by Watco	52

7.3	Indemnification by Greenbrier	53

7.4	Exclusive Remedy	55

7.5	Limitations	55

7.6	Third-Party Claims Procedures	56

ARTICLE VIII TERMINATION		57

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8.1	Grounds for Termination	57

8.2	Effect of Termination	57

ARTICLE IX MISCELLANEOUS		58

9.1	Expenses	58

9.2	Press Releases	58

9.3	Notices	58

9.4	Amendments	59

9.5	Waivers	59

9.6	Assignments	60

9.7	Parties in Interest	60

9.8	Counterparts	60

9.9	Governing Law	60

9.10	Submission to Jurisdiction	60

9.11	Waiver of Jury Trial	60

9.12	Severability	60

9.13	Entire Agreement	60

ARTICLE X DEFINITIONS		61

10.1	Certain Terms Defined	61

10.2	Certain Interpretive Matters	70

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CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”), dated as of July 18, 2014, is entered into by and among Watco Companies, L.L.C., a Delaware limited liability company (“Watco”), The Greenbrier Companies, Inc., an Oregon corporation (“Greenbrier”), and, with respect to Article III and Article IX only, GBW Railcar Services Holdings, L.L.C., a Delaware limited liability company (the “Joint Venture”).

RECITALS

A. Greenbrier and Watco formed the Joint Venture which, when the transactions described herein are consummated on the Closing Date, will be owned by the following entities in the percentages set forth below:

Watco Mechanical Services, L.L.C.	8.49%
Millennium Rail, Inc.	41.51%
Greenbrier Rail Services Holdings, LLC	50.00%

B. In connection with the formation of the Joint Venture, the parties also formed GBW Railcar Services, L.L.C., as a new Delaware limited liability company and wholly-owned subsidiary of the Joint Venture (the “Operating Subsidiary”).

C. Watco and Greenbrier, and certain of their respective Affiliates, currently own and operate the Business (as defined in the LLC Agreement of the Joint Venture), as of the Closing, at the Watco Locations and Greenbrier Locations, respectively (as to each of the Watco Group and the Greenbrier Group, and their respective members, the “Business”), and desire to contribute and assign to the Operating Subsidiary, at the direction of the Joint Venture, certain specified assets (collectively, the “Assets”) related to, and certain specified liabilities to be assumed by the Operating Subsidiary, at the direction of the Joint Venture, of their respective Businesses (the “Asset Contribution”), subject to the terms and conditions set forth herein.

D. Greenbrier and/or certain of its Affiliates desire to contribute to the Operating Subsidiary, at the direction of the Joint Venture, the issued share capital of Greenbrier Canada (the “Shares”), subject to the terms and conditions set forth herein (together with the Asset Contribution, the “Contribution”).

E. The parties desire to make certain representations, warranties, covenants and agreements in connection with the Contribution, and the parties and their respective Affiliates desire to enter into the Transaction Documents and related transactions described herein.

F. Subject to the LLC Agreement of the Joint Venture (as defined below), Greenbrier and Watco desire to provide the Joint Venture with loans to serve as a source of capital for the Joint Venture and the Operating Subsidiary pursuant to the terms of the Credit Agreement attached as Exhibit A (the “Credit Agreement”).

G. Concurrently with the Closing, each of Watco Mechanical and Millennium will enter into with the Operating Subsidiary Inventory Sale Agreements, in the forms attached as Exhibits B-1 and B-2 (the “Watco Inventory Sale Agreements”).

H. Concurrently with the Closing, Greenbrier Rail Services Holdings, LLC will enter into with the Joint Venture an Inventory Sale Agreement, in the form attached as Exhibit C (the “Greenbrier Inventory Sale Agreement”).

I. Concurrently with the Closing, Greenbrier and certain of its Affiliates will enter into with the Joint Venture and the Operating Subsidiary a Tucson Facility Services Agreement, in the form attached as Exhibit D (the “Tucson Facility Services Agreement”) with respect to the railcar repair facility currently operated by Greenbrier and/or its Affiliates in Tucson, Arizona (the “Tucson Facility”), as more fully set forth in the Tucson Facility Services Agreement.

J. Concurrently with the Closing, Watco and Greenbrier will each separately enter into with the Joint Venture an Information Sharing and Cooperation Agreement, each in substantially the form attached as Exhibit E (each an “Information Sharing and Cooperation Agreement” and together the “Information Sharing and Cooperation Agreements”) pursuant to which, among other things, the Joint Venture will share with Watco and its Affiliates or Greenbrier and its Affiliates, as applicable, certain financial and other information of the Joint Venture, as more fully set forth in the applicable Information Sharing and Cooperation Agreement.

K. Watco and Greenbrier, and certain of their respective Affiliates, will each grant leases to the Joint Venture for the owned real property related to the Business by each entering into a Master Real Property Lease Agreement, in the form attached as Exhibit F (each, a “Master Real Property Lease”), and will each assign to the Joint Venture the leases underlying the leased real property related to the Business by each entering into Assignment and Assumption of Lease agreements, in the form attached as Exhibit G (each, an “Assignment and Assumption of Lease” and together with the Master Real Property Leases, collectively, the “Real Property Documents”).

L. Watco and Greenbrier, and certain of their respective Affiliates, will each grant leases to the Joint Venture for the tangible personal property related to the Business by each entering into a Master Personal Property Lease Agreement, in the form attached as Exhibit H (each an “Master Personal Property Lease Agreement”).

M. In connection with the ongoing operations of the Joint Venture, the Joint Venture will enter into with each of Watco and Greenbrier or certain of their Affiliates agreements to provide to the Joint Venture support services for the operation and ownership of the Business after the Contribution, which will include certain support services pursuant to a Services Agreement in the form attached as Exhibit I (the “Services Agreement”).

N. Concurrently with the Closing, the Joint Venture will enter into a Secondment Agreement with Jim Cowan, in the form attached as Exhibit J (the “Cowan Secondment Agreement”) which will provide for Mr. Cowan’s services to the Joint Venture, and permit Mr. Cowan to provide services to Greenbrier.

O. Concurrently with the Closing, the parties will enter into an Employment Transition and Management Services Agreement in the form attached as Exhibit K (the

“Employment Transition and Management Services Agreement”) to provide for a transition period during which certain personnel of Greenbrier, Watco and their respective Affiliates will provide their expertise and experience with respect to employment, benefits and other matters that cannot be resolved by the Closing Date of the Contribution, and after which period such personnel are expected to become employees of the Joint Venture.

AGREEMENT

Accordingly, in consideration of the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

FORMATION OF THE JOINT VENTURE AND OPERATING SUBSIDIARY

1.1 LLC Agreements.

(a) Prior to the Closing, Greenbrier Rail Services Holdings, LLC and the Joint Venture entered into the Limited Liability Company Agreement of the Joint Venture previously provided to Watco.

(b) On the Closing Date, (i) Watco Mechanical, Millennium and Greenbrier Rail Services Holdings, LLC will execute and deliver to each other the Amended and Restated Limited Liability Company Agreement of the Joint Venture in the form attached as Exhibit L (the “LLC Agreement of the Joint Venture”), and (ii) the Joint Venture and the Operating Subsidiary shall execute and deliver to Watco Mechanical, Millennium and Greenbrier Rail Services Holdings, LLC the Limited Liability Company Agreement of the Operating Subsidiary in the form attached as Exhibit M (the “LLC Agreement of the Operating Subsidiary”).

ARTICLE II

CONTRIBUTIONS

2.1 Contribution by Watco.

(a) Contributed Business and Assets. Upon the terms and subject to the conditions of this Agreement, as of the Closing, Watco shall, and shall cause the applicable members of the Watco Group to, contribute, assign, transfer and convey to the Operating Subsidiary, at the direction of the Joint Venture, all right, title and interest in and to their respective Businesses (which reference, for the avoidance of doubt, is not intended to include (and does not include) any Assets other than the following Assets) and the following Assets used in their Businesses, free and clear of all Liens other than Permitted Liens (except to the extent that such Assets constitute Watco Excluded Assets) (collectively, the “Watco Contributed Assets”):

(i) the Contracts to which members of the Watco Group are a party and that are to be assumed by the Joint Venture as set forth with respect to each such member of the Watco Group on Schedule 2.1(a)(i) (the “Watco Assigned Contracts”), excluding, however, any Watco Excluded Accounts Receivable, and any security, claim, remedy or other right related thereto;

(ii) $10,000,000 in cash;

(iii) the leasehold estates in real property of certain members of the Watco Group related to the Business represented by the Real Property Documents with Watco and certain other members of the Watco Group as set forth with respect to each such member of the Watco Group on Schedule 2.1(a)(iii);

(iv) the leasehold estates in the tangible personal property of certain members of the Watco Group related to the Business represented by the Master Personal Property Lease Agreement with Watco or certain other members of the Watco Group (with a list of tangible personal property (A) requiring annual lease payments of at least $100,000 by any member of the Watco Group or (B) which has net book value of at least $100,000, individually, set forth with respect to each such member of the Watco Group on Schedule 2.1(a)(iv));

(v) all lists of present and, to the extent available, potential customers and all goodwill and going concern value associated with the respective Businesses owned and operated by the members of the Watco Group;

(vi) certain transferrable licenses, permits, registrations, authorizations, use agreements, orders or approvals of Governmental Authorities held or obtained by the Watco Group related to the Business listed on Schedule 5.4(b) (the “Watco Transferred Permits”);

(vii) the Intellectual Property of the Watco Group related to the Business set forth on Schedule 2.1(a)(vii); and

(viii) originals or copies of all books, records, files and papers, whether in hard copy or electronic format, used in or related to each member of the Watco Group’s respective Business, including sales and advertising materials, sales and purchase correspondence, and lists of present and former suppliers, but with respect to information relating to Taxes, only the information that is necessary for the preparation of any Tax Returns to be filed by the Joint Venture after the Closing Date or the determination of the Tax basis of the assets contributed by the Watco Group.

(b) No other Assets Contributed. Except for the Watco Contributed Assets, the Watco Group shall retain and not contribute, assign, transfer or convey to the Joint Venture, and the Joint Venture shall not acquire any right, title or interest in or to, any property or assets of Watco or any other member of the Watco Group (such property and assets other than the Watco Contributed Assets, collectively, the “Watco Excluded Assets”).

(c) Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, and in reliance on the representations, warranties, covenants and agreements made by Watco herein, effective as of the Closing, the Joint Venture and the Operating Subsidiary shall assume and be obligated pursuant to this Agreement to pay when due, perform, or discharge, as applicable, the Liabilities of Watco and the other members of the Watco Group arising under the Watco Assigned Contracts of Watco and/or such other member of the Watco Group, as applicable, at any time after the Closing Date relating to periods after the Closing Date (collectively, the “Watco Assumed Liabilities”); provided that the Watco Assumed Liabilities will include the obligation of the Joint Venture and the Operating Subsidiary to complete all WIP sold to the Joint Venture pursuant to the Watco Inventory Sale Agreement and all construction in progress as set forth on Schedule 2.1(c); provided, further, that in no event shall the Watco Assumed Liabilities include, and the Joint Venture and the Operating Subsidiary shall not assume or be obligated pursuant to this Agreement or otherwise for, any Liabilities arising out of or with respect to any of the following: (i) any breach of, default under (including a payment default), or failure to perform or comply with any of the terms of, any of the Watco Assigned Contracts occurring on or prior to the Closing Date, (ii) any illegal, void or voidable Watco Assigned Contract or portion thereof, (iii) any acts of negligence or other torts occurring on or prior to the Closing Date, (iv) any violations of Law occurring on or prior to the Closing Date, or (v) any obligations for warranty and related obligations resulting from any work performed on or prior to the Closing Date, including on WIP on or prior to the Closing Date.

(d) No other Liabilities Assumed. Except for the Watco Assumed Liabilities, the Joint Venture shall not assume or otherwise become obligated pursuant to this Agreement to pay when due, perform or discharge, as applicable, any Liabilities of Watco or any other member of the Watco Group arising before, on or after the Closing Date (collectively, the “Watco Excluded Liabilities”). Without limiting the generality of the foregoing, the Watco Excluded Liabilities shall include, without limitation, the Liabilities set forth in the second proviso of Section 2.1(c) above and any and all Liabilities of Watco or any other member of the Watco Group for any accounts payable (or similar accruals) arising on or prior to the Closing Date.

(e) Issuance. In exchange for the contributions described in Section 2.1(a), Greenbrier and Watco will cause the Joint Venture to issue, at the Closing and pursuant to the LLC Agreement of the Joint Venture, 8.49% of the Joint Venture’s Membership Interest to Watco Mechanical and 41.51% of the Joint Venture’s Membership Interest to Millennium.

(f) Treatment of Contribution. The contributions and conveyances described in this Section 2.1 will be treated by the parties as a contribution, on behalf of and to the credit of Watco Mechanical and Millennium as set forth in the LLC Agreement of the Joint Venture, of the Watco Contributed Assets to the Joint Venture in exchange for the interests in the Joint Venture, pursuant to Section 721 of the Code and the Treasury Regulations promulgated thereunder.

(g) Non-Assignment. Notwithstanding any provision to the contrary contained herein (but not in limitation of the Watco Group’s obligations hereunder), the Watco Group will not be obligated to assign to the Joint Venture any Contract that provides that it may not be assigned without the consent of the other parties thereto and for which such consents have not been obtained as of the Closing Date. The parties will reasonably cooperate, and the appropriate members of the Watco Group will use commercially reasonable efforts, to procure the consent to assignment to the Joint Venture of all Watco Assigned Contracts as promptly as practicable after the Closing Date. If, upon exercise by the appropriate members of the Watco Group of commercially reasonable efforts to procure such consents, Watco determines that any Contract included in the Watco Assigned Contracts is not or will not be assignable by the applicable member of the Watco Group to the Joint Venture, Watco will cause to be provided to the Joint Venture the benefit of such Contract to the same extent as if such member of the Watco Group had not been prevented from assigning such Contract to the Joint Venture to the extent legally permissible without violating such Contract, and the Joint Venture will act as subcontractors and agents of such member of the Watco Group, as applicable, and, if the benefit of such contract is provided to the Joint Venture, will perform all of the obligations and assume all of the liabilities under such Contracts arising after the Effective Time. Nothing in this Agreement or the Assignment and Assumption Agreement will be construed as an attempt to assign any agreement that by its terms is not assignable without the consent of the other party.

2.2 Contribution by Greenbrier.

(a) Contributed Business and Assets. Upon the terms and subject to the conditions of this Agreement, as of the Closing, Greenbrier shall, and shall cause the applicable members of the Greenbrier Group to, contribute, assign, transfer and convey to the Operating Subsidiary, at the direction of the Joint Venture, all right, title and interest in and to their Businesses (which reference, for the avoidance of doubt, is not intended to include (and does not include) any Assets other than the following Assets) and the following Assets used in their Businesses, free and clear of all Liens other than Permitted Liens (except to the extent that such Assets constitute Greenbrier Excluded Assets) (collectively, the “Greenbrier Contributed Assets”):

(i) the Contracts to which members of the Greenbrier Group are a party and that are to be assumed by the Joint Venture as set forth with respect to each such member of the Greenbrier Group on Schedule 2.2(a)(i) (the “Greenbrier Assigned Contracts”), excluding, however, any Greenbrier Excluded Accounts Receivable, and any security, claim, remedy or other right related thereto;

(ii) $10,000,000 in cash;

(iii) the leasehold estates in real property of certain members of the Greenbrier Group related to the Business represented by the Real Property Documents with Greenbrier and certain other members of the Greenbrier Group as set forth with respect to each such member of the Greenbrier Group on Schedule 2.2(a)(iii);

(iv) the leasehold estates in the tangible personal property of certain members of the Greenbrier Group related to the Business represented by the Master Personal Property Lease Agreement with Greenbrier or certain other members of the Greenbrier Group (with a list of tangible personal property (A) requiring annual lease payments of at least $100,000 by any member of the Greenbrier Group or (B) which had an original acquisition cost of at least $100,000, individually, set forth with respect to each such member of the Greenbrier Group on Schedule 2.2(a)(iv));

(v) all lists of present and, to the extent available, potential customers and all goodwill and going concern value associated with the respective Businesses owned and operated by the members of the Greenbrier Group;

(vi) certain transferrable licenses, permits, registrations, authorizations, use agreements, orders or approvals of Governmental Authorities held or obtained by the Greenbrier Group related to the Business listed on Schedule 6.4(b) (the “Greenbrier Transferred Permits”);

(vii) the Intellectual Property of the Greenbrier Group related to the Business set forth on Schedule 2.2(a)(vii);

(viii) the Shares; and

(ix) originals or copies of all books, records, files and papers, whether in hard copy or electronic format, used in or related to each member of the Greenbrier Group’s respective Business, including sales and advertising materials, sales and purchase correspondence, and lists of present and former suppliers, but with respect to information relating to Taxes, only the information that is necessary for the preparation of any Tax Returns to be filed by the Joint Venture after the Closing Date or the determination of the Tax basis of the assets contributed by the Greenbrier Group.

(b) No other Assets Contributed. Except for the Greenbrier Contributed Assets, the Greenbrier Group shall retain and not contribute, assign, transfer or convey to the Joint Venture, and the Joint Venture shall not acquire any right, title or interest in or to, any property or assets of Greenbrier or any other member of the Greenbrier Group (such property and assets other than the Greenbrier Contributed Assets, collectively, the “Greenbrier Excluded Assets”). For the avoidance of doubt, without limiting the generality of the foregoing, the Greenbrier Excluded Assets shall include any and all property or assets located at, or used (or held for use) in or relating to, the operation of the Tucson Facility.

(c) Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, and in reliance on the representations, warranties, covenants and agreements made by Greenbrier herein, effective as of the Closing, the Joint Venture and the Operating Subsidiary shall assume and be obligated pursuant to this Agreement to pay when due, perform, or discharge, as applicable, the Liabilities of Greenbrier and the other members of the Greenbrier Group arising under the Greenbrier Assigned Contracts of Greenbrier and/or such other member of the Greenbrier Group, as applicable, at any time after the Closing Date relating to periods after the Closing Date (collectively, the “Greenbrier Assumed Liabilities”); provided that the Greenbrier Assumed Liabilities will include the obligation of the Joint Venture and the Operating Subsidiary to complete all WIP sold to the Joint Venture pursuant to the Greenbrier Inventory Sale Agreement and all construction in progress as set forth on Schedule 2.2(c); provided, further, that in no event shall the Greenbrier Assumed Liabilities include, and the Joint Venture and the Operating Subsidiary shall not assume or be obligated pursuant to this Agreement or otherwise for, any Liabilities arising out of or with respect to any of the following: (i) any breach of, default under (including a payment default), or failure to perform or comply with any of the terms of, any of the Greenbrier Assigned Contracts occurring on or prior to the Closing Date, (ii) any illegal, void or voidable Greenbrier Assigned Contract or portion thereof, (iii) any acts of negligence or other torts occurring on or prior to the Closing Date, (iv) any violations of Law occurring on or prior to the Closing Date, or (v) any obligations for warranty and related obligations resulting from any work performed on or prior to the Closing Date, including on WIP on or prior to the Closing Date.

(d) No other Liabilities Assumed. Except for the Greenbrier Assumed Liabilities, the Joint Venture shall not assume or otherwise become obligated pursuant to this Agreement to pay when due, perform or discharge, as applicable, any Liabilities of Greenbrier or any other member of the Greenbrier Group arising before, on or after the Closing Date (collectively, the “Greenbrier Excluded Liabilities”). Without limiting the generality of the foregoing, the Greenbrier Excluded Liabilities shall include, without limitation, the Liabilities set forth in the second proviso of Section 2.2(c) above and any and all Liabilities of Greenbrier or any other member of the Greenbrier Group for any accounts payable arising on or prior to the Closing Date.

(e) Issuance. In exchange for the contributions described in Section 2.2(a), Greenbrier and Watco will cause the Joint Venture to issue, at the Closing and pursuant to the LLC Agreement of the Joint Venture, 50% of the Joint Venture’s Membership Interest to Greenbrier Rail Services Holdings, LLC.

(f) Treatment of Contribution. The contributions and conveyances described in this Section 2.2 will be treated by the parties as contributions, on behalf of and to the credit of Greenbrier Rail Services Holdings, LLC as set forth in the LLC Agreement of the Joint Venture, of the Greenbrier Contributed Assets and the Shares to the Joint Venture in exchange for the interests in the Joint Venture, pursuant to Section 721 of the Code and the Treasury Regulations promulgated thereunder.

(g) Non-Assignment. Notwithstanding any provision to the contrary contained herein (but not in limitation of the Greenbrier Group’s obligations hereunder), the Greenbrier Group will not be obligated to assign to the Joint Venture any Contract that provides that it may not be assigned without the consent of the other parties thereto and for which such consents have not been obtained as of the Closing Date. The parties will reasonably cooperate, and the appropriate members of the Greenbrier Group will use commercially reasonable efforts, to procure the consent to assignment to the Joint

Venture of all Greenbrier Assigned Contracts as promptly as practicable after the Closing Date. If, upon exercise by the appropriate members of the Greenbrier Group of commercially reasonable efforts to procure such consents, Greenbrier determines that any Contract included in the Greenbrier Assigned Contracts is not or will not be assignable by the applicable member of the Greenbrier Group to the Joint Venture, Greenbrier will cause to be provided to the Joint Venture the benefit of such Contract to the same extent as if such member of the Greenbrier Group had not been prevented from assigning such Contract to the Joint Venture to the extent legally permissible without violating such Contract, and the Joint Venture will act as subcontractors and agents of such member of the Greenbrier Group, as applicable, and, if the benefit of such contract is provided to the Joint Venture, will perform all of the obligations and assume all of the liabilities under such Contracts arising after the Effective Time. Nothing in this Agreement or the Assignment and Assumption Agreement will be construed as an attempt to assign any agreement that by its terms is not assignable without the consent of the other party.

ARTICLE III

ADDITIONAL AGREEMENTS

3.1 Work in Process Warranty Obligations. The parties agree that, notwithstanding anything to the contrary contained in this Agreement, if any third party makes any warranty claim, or the Joint Venture otherwise incurs any warranty obligations, in each case relating to WIP, then the liability, if any, resulting from such claim, or such obligation, as applicable, shall be allocated to either (i) the applicable member of the Watco Group or the Greenbrier Group, as the case may be, if such claim or obligation arose as a result of the work performed with respect to such WIP on or prior to the Closing Date, or (ii) the Joint Venture, if such claim or obligation arose as a result of the work performed with respect to such WIP after the Closing Date. Each party agrees to reasonably cooperate with the other parties and the Joint Venture to reasonably determine whether such claim or obligation arose as a result of the work performed with respect to such WIP on or prior the Closing Date, on the one hand, or after the Closing Date, on the other hand, for purposes of allocating the liability, if any, resulting from such claim, or such obligation, as applicable, in accordance with the immediately preceding sentence. If the applicable parties and the Joint Venture are unable to reasonably determine whether such claim or obligation arose as a result of the work performed with respect to such WIP on or prior to the Closing Date, on the one hand, or after the Closing Date, on the other hand, then such parties and the Joint Venture shall reasonably cooperate with one another to reasonably determine the appropriate allocation of the liability, if any, resulting from such claim, or such obligation, as applicable, between the applicable member of the Watco Group or the Greenbrier Group, as the case may be, on the one hand, and the Joint Venture, on the other hand, and such liability or obligation shall be allocated as mutually agreed by such parties and the Joint Venture. Each party agrees to reasonably cooperate with, and to reasonably assist, each other party and the Joint Venture, as applicable, to submit and pursue claims, and collect amounts available, under available insurance coverages, if any, of such other party and/or the Joint Venture, as applicable, with respect to any such liability or obligation.

3.2 Additional Capital Contributions. The parties acknowledge their obligations to make additional capital contributions under Section 3.1 of the LLC Agreement of the Joint Venture. After the Closing, each of (i) Watco Mechanical and Millennium, together, on the one hand, and (ii) Greenbrier Rail Services Holdings, LLC, on the other hand, shall contribute to the Joint Venture an additional $5,000,000 in cash as an Additional Capital Contribution (as defined in the LLC Agreement of the Joint Venture) upon receipt of a Funding Notice (as defined in the LLC Agreement of the Joint Venture), in each case pursuant to, and in accordance with the terms and provisions of, the LLC Agreement of the Joint Venture.

3.3 Confidentiality. That certain Mutual Confidentiality and Nondisclosure Agreement effective as of May 20, 2013 by and between Greenbrier and Watco, and that certain Addendum to Mutual Nondisclosure and Confidentiality Agreement effective as of March 19, 2014 between Greenbrier Companies and Watco (together, the “Confidentiality Agreement”), shall continue in full force and effect in accordance with its terms. The obligations in the Confidentiality Agreement are in addition to and do not limit or amend the obligations in this Agreement or any other Transaction Document.

3.4 Accounts Receivable. From and after the Closing, if any member of the Watco Group or the Greenbrier Group (or any of their respective Affiliates, other than the Joint Venture) receives or collects any funds relating to any accounts receivable, other than the Watco Excluded Accounts Receivable and the Greenbrier Excluded Accounts Receivable, as applicable, then such member of the Watco Group or the Greenbrier Group (or such Affiliate thereof), as applicable, shall, promptly after its receipt thereof, remit such funds to the Joint Venture. From and after the Closing, if the Joint Venture receives or collects any funds relating to any of the Watco Excluded Accounts Receivable or the Greenbrier Excluded Accounts Receivable, as applicable, then the Joint Venture shall, promptly after its receipt thereof, remit such funds to the applicable member of the Watco Group or the Greenbrier Group. To the extent (a) the Joint Venture or Watco receives any payment from a Watco customer that is not identified as applying to a specific account receivable, such payment shall be applied first to the oldest outstanding Watco Excluded Account Receivable for such customer, or (b) the Joint Venture or Greenbrier receives any payment from a Greenbrier customer that is not identified as applying to a specific account receivable, such payment shall be applied first to the oldest outstanding Greenbrier Excluded Account Receivable for such customer. If (A) the Joint Venture or Watco receives any payment for a Watco Excluded Account Receivable or (B) the Joint Venture or Greenbrier receives any payment for a Greenbrier Excluded Account Receivable, in either case after a payment has been applied pursuant to the methodology in the preceding sentence, and such payment is identified as applying to a Watco Excluded Account Receivable or a Greenbrier Excluded Account Receivable for which payments had already been applied pursuant to the preceding sentence, the parties shall cooperate in good faith to reimburse to the Joint Venture any payments applied in excess of amounts owed to either Watco or Greenbrier, as applicable.

3.5 Access to Information. Subject to any applicable requirements under Law and the confidentiality obligations of the parties, each party will:

(a) use commercially reasonable best efforts, from the date of this Agreement until the Closing Date, to provide to the other party and its representatives reasonable access, during normal business hours and upon reasonable notice, to officers, employees, agents, properties, offices and other facilities of the other party, and to the books and records thereof, in each case to the extent related to the Business; and

(b) use commercially reasonable best efforts, from the date of this Agreement until the Closing Date, to furnish to the Joint Venture such information concerning the Businesses, the Watco Contributed Assets, the Greenbrier Contributed Assets, and the other properties, contracts, assets, liabilities, personnel and aspects of the Businesses, of the Watco Group and the Greenbrier Group, as applicable, as the Joint Venture or its representatives may reasonably request in connection with the consummation of the transactions contemplated hereby or under the Transaction Documents.

3.6 Actions of the Parties. Each of Watco and Greenbrier will use commercially reasonable best efforts to cause the members of the Watco Group and the Greenbrier Group, respectively, to execute, take such actions, make such deliveries or fulfill such obligations or closing conditions as required under or as necessary in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

3.7 Further Action. Each party will, and will use commercially reasonable best efforts to cause its Affiliates to, promptly execute and deliver to the other party after the Closing Date any other agreement or instrument that may be reasonably requested by the other party and that is reasonably appropriate to perfect or evidence any of the contributions, assignments, transfers or conveyances contemplated by this Agreement and to do any and all such further acts and things as may be reasonably necessary to effect completely the Contribution or other transactions contemplated under this Agreement or the Transaction Documents. The parties will, and will use commercially reasonable best efforts to cause their respective Affiliates to, cooperate following the Closing Date and to do any and all such further acts and things as may be reasonably necessary or desirable to effect completely the Contribution or other transactions contemplated under this Agreement or the Transaction Documents, including assistance with billing, opening and closing Tax accounts, Tax filings and Tax Audits and transferring of the Watco Transferred Permits or Greenbrier Transferred Permits, respectively. As soon as reasonably practicable following the Closing, Greenbrier will deliver the stock certificate(s) evidencing the Shares to the Joint Venture or, if directed by the Joint Venture, the Operating Subsidiary.

3.8 Use of Names and Marks.

(a) “Licensed Marks” means all trademarks, service marks, trade dress, trade names, domain names and other identifiers of source or origin (collectively, “Trademarks”) of Watco or Greenbrier (each a “Licensor” and collectively, “Licensors”) necessary to operate the Business consistent with past practice (in any style or design), any variations or acronyms of any of the foregoing, and all registrations and applications for registration for any of the foregoing. Subject to the terms and conditions of this Section 3.8(a), each Licensor, on behalf of itself and its Affiliates (as applicable), hereby grants to the Joint Venture (“Licensee”) a limited, personal and non-assignable, non-transferable and non-sublicensable (except to its direct subsidiaries), non-exclusive, royalty-free license to use and display the Licensed Marks during the License Term (as defined below) (i) solely in connection with the Business, (ii) in the same or substantially the same manner and form as, and in connection with goods and services of a level of quality equal to or greater than the quality of goods and services in connection with which, they were being used by such Licensor prior to the Closing Date and consistent with the past practices of such Licensor, (iii) in compliance with any commercially reasonable quality control guidelines that may be provided from time to time by such Licensor and/or, at the option of such Licensor, and subject to such Licensor’s reasonable inspection of any articles or materials on which the Licensed Marks are used; (iv) in compliance with any reasonable trademark usage guidelines provided from time to time by such Licensor; and (v) in compliance with all applicable Laws and industry practice. Licensee may not nor attempt to, nor permit, enable or request any other person to: (A) use any Licensed Mark in any manner, or engage in any act or omission, that tarnishes, degrades, disparages or reflects adversely on a Licensed Mark or the applicable Licensor’s business or reputation, or that might dilute or otherwise harm the value, reputation or distinctiveness of or the applicable Licensor’s goodwill in any Licensed Marks; (B) register or file applications to register in any jurisdiction any Trademark that consists of, incorporates, is confusingly similar to, or is a variation, derivation, modification or acronym of, any Licensed Marks; or (C) contest the ownership or validity of any of the Licensed Marks including in any litigation or administrative proceeding. Licensee shall use commercially reasonable efforts to transition away from use of the Licensed Marks as soon as reasonably practicable following the Closing Date. Licensee acknowledges that as between the parties, except as expressly provided in this Section 3.8(a), each Licensor reserves for itself and its Affiliates all rights, title and interest worldwide in the Licensed Marks of such Licensor, and no other rights therein are granted to Licensee and Licensee shall have no rights, and is not acquiring any rights to use the Licensed Marks after the expiration of the License Term and any and all rights to use the Licensed Marks terminate and revert to the applicable Licensor. All use of the Licensed Marks by Licensee and all goodwill associated with such use shall inure to the benefit of the applicable Licensor. For purposes hereof, “License Term” means the period beginning on the Closing Date and ending on the earlier of (y) the date that is thirty (30) days after the applicable Licensor delivers written notice to Licensee to terminate use of the Licensed Marks of such Licensor and (z) the date that is one (1) year following the Closing Date.

(b) Notwithstanding anything in this Agreement to the contrary, the license granted under this Section 3.8 may be terminated with respect to Licensee by written notice if Licensee is in material breach of any provision hereof that remains uncured for more than thirty (30) days after written notice thereof from the applicable Licensor. Upon such termination of the license granted hereunder for any reason, Licensee will not use, and will cause its subsidiaries to not use, any of the applicable Licensed Marks.

(c) As between Licensee and Licensor, Licensee is and shall remain an independent contractor and is not and shall not be deemed to be an employee, joint venturer, partner or franchisee of Licensor for any purpose other than as set forth in the LLC Agreement of the Joint Venture. Licensee does not have, and shall not represent itself as having, any right or authority to obligate or bind Licensor in any manner whatsoever.

3.9 Taxes and Utilities.

(a) The Joint Venture will be solely responsible for and shall timely pay all personal property, real property, franchise, sales, use, rent, license, and permit taxes,

assessments, and fees levied or assessed against it or its owned or leased personal property, the Watco Contributed Assets or the Greenbrier Contributed Assets for periods beginning after the Closing Date (collectively, “Impositions”). At the request of any member of the Watco Group or the Greenbrier Group, the Joint Venture will provide evidence of payment of Impositions. All such taxes, assessments and fees levied against a Watco Contributed Asset or a Greenbrier Contributed Asset for any period of time occurring partially before and partially after the Closing Date will be prorated between the Joint Venture and the applicable member Watco Group or Greenbrier Group.

(b) After the Closing Date, electricity, gas, water, telephone, trash removal, snow removal, landscaping, janitorial and maintenance and all other utilities and similar services (collectively, “Utilities and Services”) used by the Joint Venture with respect to the Watco Contributed Assets and the Greenbrier Contributed Assets will be contracted for and paid by the Joint Venture. If there is any period after the Closing Date when such Utilities and Services have not been transitioned to direct contracts with the Joint Venture, then the Joint Venture will reimburse the applicable member of the Watco Group or Greenbrier Group for the costs of such Utilities and Services for such period after the Closing Date.

3.10 Conduct of Business. Between the date of this Agreement and the earlier of the Closing or the termination of this Agreement in accordance with its terms, (a) the members of the Watco Group shall conduct their Business only in the usual and ordinary course of business in accordance with past custom and practice and use commercially reasonable best efforts to maintain the Watco Contributed Assets, and keep intact, their Business, including using commercially reasonable best efforts to keep available the services of current employees of their Business and preserving the goodwill, reputation and business relationships of their Business with customers, suppliers, vendors, licensors, licensees and others with whom they have material dealings, and (b) the members of the Greenbrier Group shall conduct their Business only in the usual and ordinary course of business in accordance with past custom and practice and use commercially reasonable best efforts to maintain the Greenbrier Contributed Assets, and keep intact, their Business, including using commercially reasonable best efforts to keep available the services of current employees of their Business and preserving the goodwill, reputation and business relationships of their Business with customers, suppliers, vendors, licensors, licensees and others with whom they have material dealings.

3.11 Non-Solicitation.

(a) Watco, on behalf of itself and its Affiliates, covenants and agrees, during the period for which it is a direct or indirect beneficial owner of equity in the Joint Venture and for one (1) year following such period, that it will not, directly or indirectly:

(i) without the written consent of the Joint Venture, solicit for employment with Watco or any of its Affiliates any senior management member or executive officer of the Joint Venture or any of its Affiliates (the “Covered JV Employees”) or encourage or otherwise induce any Covered JV Employees to terminate their employment with the Joint Venture or any of its Affiliates (provided, however, that for purposes of this clause (i), the term “Covered JV

Employees” shall not include the individuals set forth on Schedule 3.11(a)(i); provided, in each case, that with respect to any such individual set forth on Schedule 3.11(a)(i), (y) Watco has delivered written notice to the Joint Venture and Greenbrier of Watco’s (or its Affiliate’s, as the case may be) intent to take any such action prohibited by this clause (i) at least one hundred eighty (180) days (or such lesser period as the Chief Executive Officer of the Joint Venture may agree) prior to Watco (or its Affiliate, as applicable) taking such action and (z) Watco (or its Affiliate, as applicable) shall make the applicable individual available to, and shall use commercially reasonable best efforts to cause such individual to, provide transition services to the Joint Venture and its subsidiaries in connection with the transition of such individual’s duties and responsibilities to his or her successor, in each case as reasonably requested by the Joint Venture and for a reasonable period following the cessation of such individual’s employment with the Joint Venture); or

(ii) without the written consent of Greenbrier, solicit for employment with Watco or any of its Affiliates any employee of Greenbrier or any of its Affiliates to whom Watco may be introduced or otherwise had contact with as a result of being a direct or indirect equityholder of the Joint Venture (the “Covered Greenbrier Employees”) or encourage or otherwise induce any Covered Greenbrier Employees to terminate their employment with Greenbrier or any of its Affiliates.

(b) Greenbrier, on behalf of itself and its Affiliates, covenants and agrees that, during the period for which it is a direct or indirect beneficial owner of equity in the Joint Venture and for one (1) year following such period, that it will not, directly or indirectly:

(i) without the written consent of the Joint Venture, solicit for employment with Greenbrier or any of its Affiliates any Covered JV Employees or encourage or otherwise induce any Covered JV Employees to terminate their employment with the Joint Venture or any of its Affiliates (provided, however, that for purposes of this clause (i), the term “Covered JV Employees” shall not include the individuals set forth on Schedule 3.11(b)(i); provided, in each case, that with respect to any such individual set forth on Schedule 3.11(b)(i) (y) Greenbrier has delivered written notice to the Joint Venture and Watco of Greenbrier’s (or its Affiliate’s, as the case may be) intent to take any such action prohibited by this clause (i) at least one hundred eighty (180) days (or such lesser period as the Chief Executive Officer of the Joint Venture may agree) prior to Greenbrier (or its Affiliate, as applicable) taking such action and (z) Greenbrier (or its Affiliate, as applicable) shall make the applicable individual available to, and shall use commercially reasonable best efforts to cause such individual to, provide transition services to the Joint Venture and its subsidiaries in connection with the transition of such individual’s duties and responsibilities to his or her successor, in each case as reasonably requested by the Joint Venture and for a reasonable period following the cessation of such individual’s employment with the Joint Venture); or

(ii) without the written consent of Watco, solicit for employment with Greenbrier or any of its Affiliates any employee of Watco or any of its Affiliates to whom Greenbrier may be introduced or otherwise had contact with as a result of being a direct or indirect equityholder of the Joint Venture (the “Covered Watco Employees”) or encourage or otherwise induce any Covered Watco Employees to terminate their employment with Watco or any of its Affiliates.

(c) Except as contemplated by the Employment Transition and Management Services Agreement, the Joint Venture, on behalf of itself and its subsidiaries, covenants and agrees that, during the period for which either Watco or Greenbrier is a direct or indirect beneficial owner of equity in the Joint Venture and for one (1) year following such period, that it will not, directly or indirectly: (i) without the written consent of Watco solicit for employment with the Joint Venture or any of its subsidiaries any employee of Watco or any of its subsidiaries to whom the Joint Venture may be introduced or otherwise had contact with as a result of Watco being a direct or indirect equityholder of the Joint Venture (the “JV Covered Watco Employees”) or encourage or otherwise induce any JV Covered Watco Employees to terminate their employment with Watco or any of its subsidiaries; or (ii) without the written consent of Greenbrier, solicit for employment with the Joint Venture or any of its subsidiaries any employee of Greenbrier or any of its subsidiaries to whom the Joint Venture may be introduced or otherwise had contact with as a result of Greenbrier being a direct or indirect equityholder of the Joint Venture (the “JV Covered Greenbrier Employees”) or encourage or otherwise induce any JV Covered Greenbrier Employees to terminate their employment with Greenbrier or any of its subsidiaries.

(d) Each of the parties hereto acknowledges and agrees that nothing in this Section 3.11 will prevent the parties from causing to be placed any general advertisements in newspapers and/or other media of general circulation (including advertisements posted on the Internet) that is not targeted specifically at any Covered JV Employees, Covered Greenbrier Employees or Covered Watco Employees, as applicable.

3.12 Real Estate Matters.

(a) To the extent that the parties are unable to obtain estoppel certificates prior to the Closing with respect to any of the leasehold estates set forth on Schedule 2.1(a)(iii), with respect to the Watco Group, or Schedule 2.2(a)(iii), with respect to the Greenbrier Group, from one or more of the landlords or lessors that are a counterparty thereto, the parties hereto shall continue to use their commercially reasonable best efforts to obtain such estoppel certificate(s) within ninety (90) days after the Closing.

(b) Additionally, to the extent that Watco and/or its Affiliates are unable to obtain and record releases of the mortgages and deeds of trust that encumber any of the Watco Owned Real Property prior to the Closing, Watco, at its sole cost and expense, will cause such releases to be obtained and recorded in the applicable land records as soon as practicable (but in no event later than one hundred eighty (180) days) following the Closing and will provide conformed copies of such recorded releases to Greenbrier promptly after recordation of same.

3.13 GATX Agreement. If under the Railcar Repair and Service Agreement, dated March 7, 2005, between General Electric Railcar Services Corporation (GE Railcar) and Gunderson Rail Services, Inc. (Contract Shop), as amended December 14, 2009, and as assigned to GATX Corporation effective March 21, 2014 (the “GATX Agreement”), there is a Shortfall (as defined in the GATX Agreement) during the Contract Year (as defined in the GATX Agreement) beginning January 1, 2014 and ending December 31, 2014, and the Joint Venture or any of its Affiliates receives a payment for the Final Shortfall Amount (as defined in the GATX Agreement), the Joint Venture (or its Affiliate, as applicable) shall pay Greenbrier its proportionate share of such payment calculated based on the actual number of days elapsed during such Contract Year up to and including the Closing Date. For illustrative purposes only, assuming a Closing Date of July 18, 2014, Greenbrier would receive 54.5% (which is the quotient of (y) 199 (i.e. the number of days elapsed during such Contract Year up to and including the Closing Date) divided by (z) 365 (i.e. the total number of days in such Contract Year)) of the payment of the Final Shortfall Amount.

ARTICLE IV

CLOSING

4.1 Time and Place. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place on July 18, 2014 or as soon as practicable thereafter, but in no event later than five (5) business days, after the day on which the last to be satisfied or waived of the conditions set forth in Sections 4.3, 4.4 and 4.5 (other than those conditions that by their terms are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at the Closing) shall be satisfied or waived in accordance with this Agreement or such other date as the parties may agree to in writing (such date being referred to herein as the “Closing Date”), and will take effect as of 11:59 p.m. Eastern Time on the Closing Date (the “Effective Time”). The Closing shall take place at such place as is mutually agreed upon by the parties. Notwithstanding the foregoing, any party hereto may participate in the Closing remotely by delivery of documents and/or funds.

4.2 Assumption. At the Closing, the parties will cause the Joint Venture to assume the Watco Assumed Liabilities and the Greenbrier Assumed Liabilities, as set forth in Sections 2.1(c) and 2.2(c), respectively, by delivery to each of Watco, and Greenbrier, respectively, a duly executed assignment and assumption agreement, each in the form of Exhibit N (the “Assignment and Assumption Agreement”).

4.3 Conditions. The respective obligations of Watco and Greenbrier to effect the Contribution and related transactions hereunder or under the Transaction Documents at the Closing are subject to the satisfaction or written waiver (if not prohibited by Law), at or prior to the Closing, of the following conditions:

(a) No Governmental Authority has enacted, issued, promulgated, enforced or entered any Law, order, writ, injunction, decree, judgment, ruling or other legal restraint (whether temporary, preliminary or permanent) that is in effect and that has the effect of making the Contribution or any of the other transactions under this Agreement or the Transaction Documents illegal or otherwise prohibiting or preventing the Contribution or any of the other transactions under this Agreement or the Transaction Documents.

(b) No temporary restraining order, preliminary or permanent injunction order, writ, decree, judgment or ruling issued by any court of competent jurisdiction or other legal restraint prohibiting or preventing the consummation of the Contribution or any of the other transactions under this Agreement or the Transaction Documents is in effect.

(c) The waivers, notices, amendments or consents required from financial institutions for the parties’ respective financing arrangements set forth on Schedule 4.3(c) have been obtained or sent by the parties, as applicable.

(d) There shall be no pending or threatened Action challenging or seeking to restrain, prohibit or prevent the consummation of the Contribution or the other transactions contemplated by this Agreement, or otherwise claiming that this Agreement or the consummation of the Contribution or the other transactions contemplated by this Agreement are illegal.

(e) The consent of Kinder Morgan Rail Services, LLC has been obtained by Watco.

4.4 Conditions to Obligations of Watco. The obligations of Watco to effect and consummate the transactions contemplated hereunder or under the Transaction Documents at the Closing are subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived (if not prohibited by Law) in writing by Watco:

(a) the representations and warranties of Greenbrier in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent (i) such representations and warranties are made on and as of a specified date, in which case the same shall have been true and correct in all material respects as of the specified date, and/or (ii) such representations and warranties contain qualifications as to materiality (whether by reference to “material” or “Material Adverse Effect” or otherwise), in which case the same shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date);

(b) Greenbrier has performed and complied in all material respects with all covenants and obligations under this Agreement and the Transaction Documents required to be performed and complied with by Greenbrier as of or prior to the Closing;

(c) from the date of this Agreement, there has not been a Material Adverse Effect with respect to the Business of the Greenbrier Group (measured on a collective basis, and not with respect to each member of the Greenbrier Group individually), nor have any event or events occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect with respect to the Business of the Greenbrier Group (measured on a collective basis, and not with respect to each member of the Greenbrier Group individually);

(d) Watco has received the Assignment and Assumption Agreement, duly executed by the Joint Venture and a copy of the Assignment and Assumption Agreement duly executed by the Joint Venture and the applicable members of the Greenbrier Group;

(e) Watco has received a Bill of Sale, in the form of Exhibit O (the “Bill of Sale”), duly executed by the Joint Venture and a copy of the Bill of Sale duly executed by the Joint Venture and the applicable members of the Greenbrier Group;

(f) Greenbrier has delivered to the Joint Venture certificates pursuant to Treasury Regulations Section 1.1445-2(b) (a “FIRPTA Certificate”) that the applicable contributing members of the Greenbrier Group with respect to the Greenbrier Real Property are not foreign persons within the meaning of Section 1445 of the Code, duly executed by such members of the Greenbrier Group;

(g) Watco has received a certificate of an authorized officer of Greenbrier, dated as of the Closing Date, to the effect that the conditions specified in Sections 4.4(a) and 4.4(b) are satisfied, in form and substance reasonably satisfactory to Watco;

(h) Watco has received good standing certificates of each member of the Greenbrier Group;

(i) each of the consents, notices and approvals listed on Schedule 4.4(i) have been obtained (in form and substance reasonably satisfactory to Watco) and are in full force and effect;

(j) Watco has received the Credit Agreement, duly executed by the Joint Venture and Greenbrier;

(k) Watco has received the Watco Inventory Sale Agreements, duly executed by the Joint Venture and a copy of the Greenbrier Inventory Sale Agreement duly executed by the Joint Venture and the applicable members of the Greenbrier Group;

(l) Watco has received a copy of the Tucson Facility Services Agreement, duly executed by Greenbrier, the Joint Venture and the Operating Subsidiary;

(m) Watco has received the Information Sharing and Cooperation Agreement to which it is a party, duly executed by the Joint Venture and a copy of the Information Sharing and Cooperation Agreement to which Greenbrier is a party, duly executed by the Joint Venture and the applicable members of the Greenbrier Group;

(n) Watco has received the Real Property Documents, duly executed by the Joint Venture and a copy of the Real Property Documents duly executed by the Joint Venture and the applicable members of the Greenbrier Group;

(o) Watco has received the Master Personal Property Lease Agreement, duly executed by the Joint Venture and a copy of the Master Personal Property Lease Agreement duly executed by the Joint Venture and the applicable members of the Greenbrier Group;

(p) Watco has received the Services Agreement, duly executed by the Joint Venture and a copy of the Services Agreement duly executed by the Joint Venture and the applicable members of the Greenbrier Group;

(q) Watco has received a copy of the Cowan Secondment Agreement, duly executed by Greenbrier, the Joint Venture and Jim Cowan;

(r) Watco has received the Employment Transition and Management Services Agreement, duly executed by the Joint Venture and the applicable members of the Greenbrier Group; and

(s) Greenbrier has delivered such other documents and instruments as Watco may reasonably request to consummate the transactions contemplated hereby.

4.5 Conditions to Obligations of Greenbrier. The obligations of Greenbrier to effect and consummate the transactions contemplated hereunder or under the Transaction Documents at the Closing are subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived (if not prohibited by Law) in writing by Greenbrier:

(a) the representations and warranties of Watco in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent (i) such representations and warranties are made on and as of a specified date, in which case the same shall have been true and correct in all material respects as of the specified date, and/or (ii) such representations and warranties contain qualifications as to materiality (whether by reference to “material” or “Material Adverse Effect” or otherwise), in which case the same shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date);

(b) Watco has performed and complied in all material respects with all covenants and obligations under this Agreement and the Transaction Documents required to be performed and complied with by Greenbrier as of or prior to the Closing;

(c) from the date of this Agreement, there has not been a Material Adverse Effect with respect to the Business of the Watco Group (measured on a collective basis, and not with respect to each member of the Watco Group individually), nor have any event or events occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect with respect to the Business of the Greenbrier Group (measured on a collective basis, and not with respect to each member of the Greenbrier Group individually);

(d) Greenbrier has received the Assignment and Assumption Agreement, duly executed by the Joint Venture and a copy of the Assignment and Assumption Agreement duly executed by the Joint Venture and the applicable members of the Watco Group;

(e) Greenbrier has received the Bills of Sale, duly executed by the Joint Venture and a copy of the Bill of Sale duly executed by the Joint Venture and the applicable members of the Watco Group;

(f) Watco has delivered to the Joint Venture a FIRPTA Certificate that the applicable contributing members of the Watco Group with respect to the Watco Real Property are not foreign persons within the meaning of Section 1445 of the Code, duly executed by such members of the Watco Group;

(g) Greenbrier has received a certificate of an authorized officer of Watco, dated as of the Closing Date, to the effect that the conditions specified in Sections 4.5(a) and 4.5(b) are satisfied, in form and substance reasonably satisfactory to Greenbrier;

(h) Greenbrier has received good standing certificates of each member of the Watco Group;

(i) each of the consents, notices and approvals listed on Schedule 4.5(i) have been obtained (in form and substance reasonably satisfactory to Greenbrier) and are in full force and effect;

(j) Greenbrier has received the Credit Agreement, duly executed by the Joint Venture and Watco;

(k) Greenbrier has received the Greenbrier Inventory Sale Agreement, duly executed by the Joint Venture and a copy of the Watco Inventory Sale Agreements duly executed by the Joint Venture and the applicable members of the Watco Group;

(l) Greenbrier has received the Tucson Facility Services Agreement, duly executed by the Joint Venture and the Operating Subsidiary;

(m) Greenbrier has received the Information Sharing and Cooperation Agreement to which it is a party, duly executed by the Joint Venture and a copy of the Information Sharing and Cooperation Agreement to which Watco is a party, duly executed by the Joint Venture and the applicable members of the Watco Group;

(n) Greenbrier has received the Real Property Documents, duly executed by the Joint Venture and a copy of the Real Property Documents duly executed by the Joint Venture and the applicable members of the Watco Group;

(o) Greenbrier has received the Master Personal Property Lease Agreement, duly executed by the Joint Venture and a copy of the Master Personal Property Lease Agreement duly executed by the Joint Venture and the applicable members of the Watco Group;

(p) Greenbrier has received the Services Agreement, duly executed by the Joint Venture and a copy of the Services Agreement duly executed by the Joint Venture and the applicable members of the Watco Group;

(q) Greenbrier has received the Cowan Secondment Agreement, duly executed by the Joint Venture and Jim Cowan;

(r) Greenbrier has received the Employment Transition and Management Services Agreement, duly executed by the Joint Venture and the applicable members of the Watco Group; and

(s) Watco has delivered such other documents and instruments as Greenbrier may reasonably request to consummate the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF WATCO

Except as set forth in the disclosure schedule delivered by Watco on the date hereof (the “Watco Disclosure Schedule”), Watco hereby makes the representations and warranties set forth in this Article V to Greenbrier and the Joint Venture. Nothing in the Watco Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Watco Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Watco Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article V. An exception in the Watco Disclosure Schedule relating to one representation or warranty will be deemed to apply to another representation or warranty so long as such disclosure is specifically cross-referenced in sufficient detail to enable a reasonable reader to identify its applicability to the relevant provision in this Agreement or it is reasonably apparent on the face of such disclosure that such disclosure is relevant to one or more other representations set forth in the Agreement. No reference to or disclosure of any item or other matter in the Watco Disclosure Schedule is an admission or indication that the item or other matter is material. No disclosure in the Watco Disclosure Schedule relating to any possible breach or violation of any Contract, Law or Order is an admission or indication that any such breach or violation exists or has actually occurred.

5.1 Organization.

(a) Watco is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite power and authority to own, operate and lease its assets and to conduct its Business as and where such Business is now conducted.

(b) Watco Mechanical is a limited liability company duly organized, validly existing and in good standing under the Laws of Kansas, and has all requisite power and authority to own, operate and lease its assets and to conduct its Business as and where such Business is now conducted.

(c) Millennium is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, and has all requisite power and authority to own, operate and lease its assets and to conduct its Business as and where such Business is now conducted.

5.2 Authority; Binding Effect. The members of the Watco Group have the right, power, authority and capacity to execute and deliver this Agreement and all other Transaction Documents to be entered into by them, to perform their obligations hereunder and thereunder on their parts to be performed and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the members of the Watco Group of this Agreement and all other Transaction Documents to be entered into by such members of the Watco Group and the performance of their obligations hereunder and thereunder have been duly approved by all necessary action, and no further approvals are required by the officers, directors, equityholders, managers or members of each such member of the Watco Group in connection therewith. This Agreement and each of the Transaction Documents contemplated hereby to be entered into by a member of the Watco Group have been executed and delivered by each such member of the Watco Group and, assuming that this Agreement and each of the Transaction Documents are legal, valid and binding obligations of each party thereto (other than members of the Watco Group), constitute the legal, valid and binding obligations of each such member of the Watco Group enforceable against such member of the Watco Group in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to or affecting creditors’ rights generally and to general equity principles (whether such enforceability is considered in a proceeding at law or in equity).

5.3 No Creation of Violation, Default, Breach or Encumbrance. The execution, delivery and performance of this Agreement by Watco, and the execution, delivery and performance of the Transaction Documents by Watco and the applicable members of the Watco Group party thereto, do not, and will not, (a) assuming receipt of the approvals and authorizations, expiration or termination of the waiting periods, delivery of the notices and the making of the filings, in each case, as set forth on Schedule 5.4(a), violate (1) any Law or (2) any Order, (b) conflict with or violate any provision of the Organizational Documents of the members of the Watco Group, or (c) assuming receipt of the consents set forth in Schedule 5.3 and except as would not be material, require the consent of any Person or result in the breach of or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, violate, conflict with, or give rise to any right of termination, cancellation, modification or acceleration, or to a loss of benefit to which any member of the Watco Group is entitled, or result in the creation of any Lien (other than a Permitted Lien) upon any of the Watco Contributed Assets, under (A) any material Contract related to the Business to which any member of the Watco Group is a party or to which their assets are subject, (B) any Watco Transferred Permit, or (C) any other material license, authorization, permit, consent or approval of any Governmental Authority required for any member of the Watco Group to own, license or lease and operate their respective properties related to the Business or to conduct their respective Businesses as presently conducted by them.

5.4 Approvals, Licenses and Authorizations.

(a) Except as set forth on Schedule 5.4(a), no (1) order, license, consent, waiver, authorization or approval of a Governmental Authority, or (2) giving of notice to a Governmental Authority, or (3) filing, recording, publication, registration or other action with respect to a Governmental Authority, is necessary to be obtained or made by or on behalf of any member of the Watco Group (A) to authorize any member of the Watco Group’s execution, delivery and performance of this Agreement or any other Transaction Document to which such member of the Watco Group is a party, or (B) for the legality, validity, binding effect or enforceability with respect to such member of the Watco Group of any of the foregoing.

(b) The Watco Transferred Permits listed on Schedule 5.4(b), together with any other material license, permit, registration, authorization, use agreement, Order or approvals of Governmental Authorities held or maintained by the members of the Watco Group, constitute all material licenses, permits, registrations, authorizations, use agreements, Orders or approvals of Governmental Authorities required or necessary for the members of the Watco Group to carry on their respective Businesses. All the Watco Transferred Permits are in full force and effect, and there are no proceedings pending or, to the Knowledge of Watco, threatened that are likely to result in the revocation, cancellation or suspension or any material modification of any of the Watco Transferred Permits.

5.5 Compliance With Laws.

(a) Except as set forth on Schedule 5.5, each of the members of the Watco Group is, and during the past twelve (12) months has been, in compliance with all Laws applicable to such member’s respective Business and any Order to which it or any of its assets related to the Business is subject, in each case except as would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 5.5, during the past twelve (12) months no member of the Watco Group has received any written (or, to the Knowledge of Watco, oral) notice, Action or assertion outside of the ordinary course of business from any Governmental Authority, nor has any such notice, Action or assertion outside of the ordinary course of business been filed or commenced against any member of the Watco Group alleging that such member of the Watco Group is not in compliance, in any material respect, with any Laws applicable to such member’s Business.

(b) Without limiting the generality of the foregoing, to the Knowledge of Watco, each of the members of the Watco Group is, and during the past two (2) years has been, in compliance with all Laws under (i) the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1, et seq.) (the “FCPA”) and (ii) all other anti-corruption and bribery Laws (collectively, “Anti-Bribery Laws”), in each case, in jurisdictions in which any member of the Watco Group is carrying on or otherwise operating the Business, including those jurisdictions where Anti-Bribery Laws impose Liability for the conduct of associated third parties. To the Knowledge of Watco, during the past two (2) years, none of the members of the Watco Group has received any communication from any Governmental Authority that alleges that any member of the Watco Group or any of their respective agents or representatives is in violation of, or has, or may have, any Liability under, any

Anti-Bribery Law. No member of the Watco Group (x) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control, Section 1 of the Anti-Terrorism Order or in any other similar list maintained by the Office of Foreign Assets Control or the Department of the Treasury or included in any Executive Orders, or (y) engages in any dealings or transactions with any such Person.

5.6 Financial Statements.

(a) Attached to Schedule 5.6(a) are accurate and complete copies of the balance sheets of each member of the Watco Group related to the Business (as of December 31, 2013), and the respective related statements of income and statements of cash flows of each such member for the fiscal year then ended (the “Watco 2013 Financial Statements”), and the balance sheets of each member of the Watco Group related to the Business as of June 30, 2014 (the “Watco Stub Period Balance Sheets” and the date of such Watco Stub Period Balance Sheets, the “Balance Sheet Date”) and the related statement of income and statement of cash flows of each such member for the six (6) months then ended (collectively with the Watco Stub Period Balance Sheets, the “Watco Stub Period Financial Statements” and the Watco Stub Period Financial Statements, together with the Watco 2013 Financial Statements, the “Watco Financial Statements”), all of which have been previously delivered to Greenbrier. The Watco Financial Statements (i) fairly present, in all material respects, the respective financial positions of the members of the Watco Group with respect to the Business as of their respective dates, and the results of its operations with respect to the Business as of the dates and for the periods indicated above (except, with respect to the Watco Stub Period Financial Statements, for normal year-end adjustments), (ii) have been prepared in accordance with GAAP, except as set forth on Schedule 5.6(a) (and, with respect to the Watco Stub Period Financial Statements, except for normal year-end adjustments), applied on a consistent basis throughout the periods covered thereby, and (iii) have been derived from and are in agreement with the books and accounting records of the applicable member of the Watco Group and represent only actual, bona fide transactions. No event has occurred after the Balance Sheet Date that would be required to be set forth in the Watco Financial Statements to make them not materially misleading.

(b) Except as set forth on Schedule 5.6(b), none of the members of the Watco Group have any Liabilities related to the Business which would be required to be disclosed as a liability on a balance sheet in accordance with GAAP, other than (1) Liabilities that are fully and adequately reflected or reserved against in the respective Watco Stub Period Balance Sheets and (2) Liabilities incurred since the Balance Sheet Date in the ordinary course of business all of which have been consistent with past practice (and which do not involve breaches of contract, tort or violations of Laws).

(c) Schedule 5.6(c) contains a list of all material financial filings, returns and reports made to any Governmental Authority by the members of the Watco Group related to the Business during the past twelve (12) months, and all inquiries from any such Governmental Authority to the members of the Watco Group with respect to the financial condition of the Businesses of the members of the Watco Group during the past twelve (12) months, accurate and complete copies of which have been previously delivered to Greenbrier if requested by Greenbrier.

5.7 Absence of Certain Events. Except as provided in Schedule 5.7, since January 1, 2014, as the case may be:

(a) the respective Businesses of the members of the Watco Group have been operated (including the collection of accounts receivable and the payment of accounts payable) only in the ordinary and normal course of business consistent with past practice;

(b) there has not been any Material Adverse Effect;

(c) except in the ordinary course of business consistent with past practice, there has not been (1) any increase or decrease in the compensation payable to or to become payable by any of the members of the Watco Group to any of their respective officers, employees or agents of the Business, or change in any insurance, pension or other beneficial plan, payment or arrangement made to, for or with any of such officers, employees or agents or any commission or bonus paid to any of such officers, employees or agents, in each case as related to the Business, (2) any damage, destruction or loss, whether covered by insurance or not, adversely affecting the properties or assets of the Businesses of the members of the Watco Group, and (3) any discharge, cancellation, compromise, modification, waiver, release or settlement of any material debt, Liability, claim or other obligation by or owing to the members of the Watco Group related to the Business;

(d) none of the members of the Watco Group, as it relates to their respective Businesses, have (1) other than with respect to warranty obligations granted or incurred in the ordinary course of business, incurred any Liability or assumed, guaranteed, endorsed or otherwise become responsible for the Liabilities of any other Person, except normal trade or business obligations incurred in the ordinary course of business consistent with past practice, or made any loan, advance or capital contributions to or investment in any Person (other than another member of the Watco Group), (2) mortgaged, pledged, created or subjected to a Lien, other than a Permitted Lien, any portion of their respective assets or properties, (3) sold, assigned, transferred, leased or otherwise disposed of any portion of their respective assets or properties except in the ordinary course of business consistent with past practice, (4) transferred or granted any rights under any Contract other than in the ordinary course of business consistent with past practice, (5) entered into any transaction, Contract or other commitment that by reason of its size or otherwise was material to the Businesses or financial conditions of a member of the Watco Group or that was not in the ordinary course of business consistent with past practice, (6) made any change in their respective sales, credit or collection terms or in their financial or tax accounting policies or practices or made any election or any change of any election relating to taxes, or (7) settled or compromised or agreed to settle or compromise any material Action; and

(e) none of the members of the Watco Group have terminated, discontinued, closed or disposed of any plant, facility or business operation related to their respective Businesses.

5.8 Title to, Condition and Sufficiency of Properties and Assets.

(a) Each member of the Watco Group has (i) good and valid indefeasible fee simple title to each item of real property that is owned by such member of the Watco Group related to the Business, in each case, as set forth on Schedule 5.8(a)(i) (the “Watco Owned Real Property”) and (ii) a valid leasehold interest in each real property which is leased by such member of the Watco Group related to the Business, in each case, as set forth on Schedule 5.8(a)(ii) (the “Watco Leased Real Property” and together with Watco Owned Real Property, the “Watco Real Property”), in each case with respect to clauses (i) and (ii), free and clear of Liens, except for Permitted Liens and the Liens referred to on Schedule 5.8(a)(iii). Except as set forth on Schedule 5.8(a)(i), there are no outstanding options, rights of first offer or rights of first refusal to purchase any Watco Owned Real Property or any portion thereof or interest therein. Other than the mortgages and/or deeds of trust in process of being released (which, for the avoidance of doubt, will be released pursuant to and in accordance with Section 3.12(b)), none of the Watco Owned Real Property is subject to any mortgage or deed of trust.

(b) Each lease or other Contract (including any option to purchase contained therein) pursuant to which any member of the Watco Group leases as tenant any Watco Leased Real Property (each, a “Watco Lease”) is in full force and effect, valid and binding on the applicable member of the Watco Group party thereto, and enforceable in accordance with its terms against such member of the Watco Group and, to the Knowledge of Watco, each other party thereto, free and clear of all Liens (other than Permitted Liens). The Watco Leases are not subject to any ground leases, mortgages, deeds of trust or other superior Liens or interests that would entitle the holder thereof to interfere with or disturb in the tenant’s use and enjoyment of the leased premises or the exercise of the tenant’s rights under the Watco Leases so long as the tenant is not in default or breach of such Watco Lease. There exists no material breach, default or event of default (or any event that with notice or lapse of time or both would become a material breach or default) on the part of any member of the Watco Group, or, to the Knowledge of Watco, any other party under any Watco Lease. Watco has made available to Greenbrier complete and correct copies of all Watco Leases, including all amendments thereto, and any and all guarantees and subordination, non-disturbance and/or attornment agreements related thereto. None of the members of the Watco Group has received any written notice of any breach or default under any Watco Lease that has not been cured or any other termination notice with respect thereto.

(c) There are no leases, subleases, licenses or other Contracts relating to the Watco Real Property with respect to which any member of the Watco Group is lessor, sublessor, licensor or the like, and no third party is in, or has any right to, possession of any Watco Real Property.

(d) Each material lease or other Contract (including any option to purchase contained therein) pursuant to which any member of the Watco Group leases fixtures, furniture, equipment or any other tangible personal property related to the Business (the “Watco Personal Property Leases”) is in full force and effect, valid and binding on the applicable member of the Watco Group party thereto, and enforceable in accordance with its terms against such member of the Watco Group and, to the Knowledge of Watco, each other party thereto, free and clear of all Liens (other than Permitted Liens). There exists no material breach, default or event of default (or any event which with notice or lapse of time or both would become a material breach or default) on the part of any member of the Watco Group or, to the Knowledge of Watco, any other party under any such Watco Personal Property Lease. None of the members of the Watco Group has received any written notice of any material breach or default under any such Watco Personal Property Lease that has not been cured or any other termination notice with respect thereto.

(e) Except as would not be material, each member of the Watco Group has legal and beneficial ownership of all of its tangible personal property and assets used in the operation of its Business or, in the case of owned tangible personal property and assets, shown to be owned by it on the applicable Watco Stub Period Financial Statement, except for properties and assets disposed of in the ordinary course of business since such date, free and clear of Liens, other than Permitted Liens.

(f) Except as would not be material, the Watco Contributed Assets (together with the leases, licenses and other rights to be granted or provided, and the services to be performed, by the applicable members of the Watco Group pursuant to the Transaction Documents to which they are party) are sufficient for the operation of the Business of the members of the Watco Group as currently conducted and constitute all of the rights, property and assets necessary to conduct the Business of the members of the Watco Group as currently conducted.

5.9 Intellectual Property. A member of the Watco Group owns, licenses, or possesses the right to use the Intellectual Property set forth on Schedule 2.1(a)(vii) (collectively, the “Watco Assigned IP”), free and clear of any Liens (other than Permitted Liens). The present and past use by each member of the Watco Group of the Watco Assigned IP does not and did not, to the Knowledge of Watco, infringe on or misappropriate or violate in any material respect the intellectual property rights of any other Person. To the Knowledge of Watco, no Person is infringing or has infringed on, misappropriating or violating the rights of any member of the Watco Group arising under any Watco Assigned IP.

5.10 Contracts and Commitments.

(a) Except as would not be material, the Watco Assigned Contracts set forth on Schedule 2.1(a)(i) constitute all Contracts to which a member of the Watco Group is party and which relate to the Business. The Watco Assigned Contracts constitute all of the Contracts that are necessary for the continued operation of the Business of each member of the Watco Group in the manner in which it is currently conducted. Each Watco Assigned Contract is in full force and effect and embodies the complete understanding between the parties thereto with respect to the subject matter thereof.

Except as set forth on Schedule 5.10(a), (1) there exists no material breach, default or claim thereof by any of the members of the Watco Group or, to the Knowledge of Watco, any other party to any Watco Assigned Contract, (2) there are no facts or conditions that, if continued or noticed (or both), would result in a breach or default by any of the members of the Watco Group under any Watco Assigned Contract or, to the Knowledge of Watco, by any other party thereto, (3) the members of the Watco Group have not received any notice that any Person intends to cancel, modify or terminate any Watco Assigned Contract, or to exercise or not to exercise any options thereunder, or to materially reduce its business with any member of the Watco Group thereunder other than in the ordinary course of business, (4) none of the members of the Watco Group have given any notice of cancellation, modification or termination of any Watco Assigned Contract or of exercise or non-exercise of any options thereunder, (5) each Watco Assigned Contract is valid and binding on the member of the Watco Group party thereto, and enforceable in accordance with its terms against such member and, to the Knowledge of Watco, each other party thereto, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to or affecting creditors’ rights generally and to general equity principles (whether such enforceability is considered in a proceeding at law or in equity), and (6) no consent or approval of the other parties to any Watco Assigned Contract or any Person pursuant to any Watco Assigned Contract is required for the consummation of the transactions contemplated herein except as set forth on Schedule 5.3. To the extent the Watco Assigned Contracts are in writing, a true and complete copy of each such written Watco Assigned Contract, including all amendments thereto, has been provided to or made available to Greenbrier.

(b) Except as set forth on Schedule 5.10(b), none of the members of the Watco Group are a party to any (1) Capital Lease with respect to any property of the Business of such member of the Watco Group, (2) Contract imposing any restriction on the conduct of the Businesses of the Watco Group (including noncompetition, non-solicitation, exclusivity and similar restrictions) or (3) Contract related to the Business with any of the other members of the Watco Group or any other of their respective Affiliates.

5.11 Tax Returns and Tax Audits.

(a) Except as set forth on Schedule 5.11, the members of the Watco Group have timely filed with all appropriate Governmental Authorities all material Tax Returns required to be filed by or with respect to each such member of the Watco Group or their respective assets for all years and periods for which such Tax Returns have become due. All such Tax Returns are correct and complete in all material respects. All Taxes of such Persons (whether or not shown to be due on such Tax Returns), and all interest, penalties, assessments or deficiencies appropriately due or claimed to be due by any Governmental Authority, have been materially paid in full.

(b) The members of the Watco Group have made adequate accruals in the Watco Financial Statements for the payment of all Taxes payable in respect of the period subsequent to the last period for which such Taxes were paid, and, to the Knowledge of Watco, such Persons have no liability for such Taxes in excess of the amounts so paid or accruals so made.

(c) There are no Liens for Taxes with respect to the assets of each member of the Watco Group (except for statutory Liens for current Taxes not yet due).

(d) Except as set forth on Schedule 5.11, none of the members of the Watco Group are a party to any pending Action, nor, to the Knowledge of Watco, is any Action threatened or contemplated by any Governmental Authority for assessment or collection of Taxes or any other governmental charges, and no unresolved claim for assessment or collection of Taxes or any other governmental charges has been asserted against any member of the Watco Group, nor, to the Knowledge of Watco, is the assertion of any such Action pending or contemplated nor is there any basis for any such Action. To the Knowledge of Watco, within the past three years, there have been no adverse reports prepared by any agent of the IRS with respect to any Tax matter involving any member of the Watco Group. None of the members of the Watco Group have waived any statute of limitations that is still in effect in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which is still in effect.

(e) None of the members of the Watco Group has in effect any powers of attorney with respect to any Tax matters involving it.

(f) Except as set forth on Schedule 5.11, other than as required or allowed for unitary, combined or consolidated Tax filings, none of the members of the Watco Group are, or have ever been, a party to any Tax sharing or allocation Contracts, arrangements or understandings, whether written or oral.

(g) Except as set forth on Schedule 5.11, each of the members of the Watco Group has complied with all applicable Laws relating to the withholding of Taxes (including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code) and has, within the time and within the manner prescribed by Law, withheld and paid over to the proper taxing authorities all amounts required to be withheld and paid over under all applicable Laws in connection with amounts paid or owing to any employee, independent contractor, creditor, member and other third party.

(h) During the past three (3) years, no unresolved written notice has been received, nor, to the Knowledge of Watco, has any oral notice been received, by any member of the Watco Group from any Governmental Authority in a jurisdiction where a member of the Watco Group does not currently file Tax Returns stating that such member of the Watco Group is required to file Tax Returns with that jurisdiction.

(i) Watco has no Knowledge of any fact or circumstance that would give rise to a claim by a state in which a member of the Watco Group is not currently filing income tax returns that such member of the Watco Group has such an income Tax filing responsibility with respect to their respective operations or assets.

5.12 No Litigation. Except as set forth on Schedule 5.12, there is no pending or, to the Knowledge of Watco, threatened Action or any change in any zoning or building ordinance affecting the Watco Real Property, or Order against a member of the Watco Group related to the Business or the properties or assets of its Business.

5.13 Employee Benefit Plans; Labor Matters.

(a) Watco has previously delivered to Greenbrier a list of all salaried and hourly employees employed by, or that provide services to, the members of the Watco Group related to the Business (“Watco Company Employees”), and such employees’ current compensation.

(b) Other than the Contracts set forth on Schedule 5.13(b), there are no written or oral employment Contracts related to the Business (other than ordinary course arrangements for “at-will” employment that can be terminated on thirty (30) days’ or less notice without liability and that do not provide for any severance or notice pay) to which a member of the Watco Group is a party or collective bargaining agreement or other collective labor Contract or industrial instrument related to the Business to which a member of the Watco Group is a party.

(c) Except as set forth on Schedule 5.13(c), the members of the Watco Group have not agreed to recognize any union or other collective bargaining representative with respect to the Business; and no union or other collective bargaining representative has been certified as the exclusive bargaining representative of any Watco Company Employee.

(d) Except as set forth on Schedule 5.13(d), each member of the Watco Group is in compliance in all material respects with all applicable Laws relating to the employment of personnel and labor of the Business, including provisions thereof relating to wages and hours, sexual harassment and other hostile work environment issues, discrimination, equal opportunity, collective bargaining, plant closing and mass layoff, health and safety, immigration and the payment of social security and other Taxes.

(e) Except as set forth on Schedule 5.13(e), none of the following are pending or, to the Knowledge of Watco, threatened against or affecting a member of the Watco Group as related to the Business:

(i) labor strikes, slowdowns, lockouts, boycotts, sit-ins, sick-outs, union elections, disputes, walkouts, demonstrations, leafleting, picketing, representation or certification campaigns, or work stoppages with respect to any Watco Company Employee;

(ii) grievance or arbitration proceedings, written decisions, letter agreements or settlement agreements arising out of collective bargaining agreements to which a member of the Watco Group is a party;

(iii) unfair labor practices or unfair labor practice charges or complaints before the National Labor Relations Board or other Governmental Authority responsible for regulating labor relations; or

(iv) charges, complaints or proceedings before the Equal Employment Opportunity Commission, Department of Labor or any other Governmental Authority responsible for regulating or investigating employment practices.

(f) There have not been any plant closings, mass layoffs or other terminations of Watco Company Employees that would create any liabilities for a member of the Watco Group related to the Business or, on or after the Closing Date, the Joint Venture under the Worker Adjustment and Retraining Notification Act or similar Laws.

(g) Before the Closing Date, Watco has made available to Greenbrier accurate and complete copies of each of the following, as applicable, with respect to each Company Benefit Plan of the members of the Watco Group related to the Business: (1) the plan document or agreement or, with respect to any Company Benefit Plan that is not in writing, a written description of the material terms thereof; (2) the trust agreement, insurance contract or other documentation of any related funding arrangement; (3) the summary plan description; (4) the two most recent annual reports, actuarial reports and financial reports; (5) the most recent required Internal Revenue Service Form 5500, including all schedules thereto; and (6) the most recent determination or opinion letter received from the Internal Revenue Service with respect to each Company Benefit Plan that is intended to be a “qualified plan” under Section 401 of the Code. There are no facts or circumstances that would create any Liabilities for the Joint Venture under any of the Company Benefit Plans or any member of the Watco Group on or after the Closing Date.

(h) Except as set forth on Schedule 5.13(h), with respect to each Company Benefit Plan of the members of the Watco Group related to the Business, (1) all payments due from the member of the Watco Group or any ERISA Affiliate to date have been timely made and all amounts properly accrued to date as liabilities of the members of the Watco Group or any ERISA Affiliate that are not yet due have been properly recorded on the books of the members of the Watco Group and, to the extent required by GAAP, adequate reserves are reflected on the Watco Financial Statements, (2) each such Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code has received or been the subject of a favorable determination letter or opinion letter from the Internal Revenue Service with respect to such qualification, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification, (3) there are no Actions pending (other than routine claims for benefits) or, to the Knowledge of Watco, threatened or anticipated with respect to such Company Benefit Plan, any fiduciaries of such Company Benefit Plan with respect to their duties to any Company Benefit Plan, or against the assets of such Company Benefit Plan or any trust maintained in connection with such Company Benefit Plan and (4) it has been operated and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code.

(i) As it relates to the Business, none of the members of the Watco Group or any ERISA Affiliate:

(i) maintains or contributes to, or has maintained or contributed to, (x) any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Section 302 or Title IV of ERISA or Section 412 or Section 430 of the Code (a “Title IV Plan”) or (y) a “multiemployer plan” within the meaning of Section 3(37) and 4001(a)(3) of ERISA or a “multiple employer plan” within the meaning of Sections 4063/4064 of ERISA or Section 413(c) of the Code (a “Multiemployer Plan”); or

(ii) has incurred or reasonably expects to incur any material liability pursuant to Title I or Title IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code or any Law or regulation relating to employee benefit plans, whether contingent or otherwise. With respect to each Multiemployer Plan, no complete or partial withdrawal from such plan has been made by a member of the Watco Group or any ERISA Affiliate, or by any other Person, that could result in any liability to a member of the Watco Group or any ERISA Affiliate, whether such liability is contingent or otherwise. With respect to each Title IV Plan, no event under Section 4062(e) of ERISA has occurred.

(j) No Company Benefit Plan of a member of the Watco Group related to the Business is under audit or is the subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the U.S. Securities and Exchange Commission or any other Governmental Authority, nor is any such audit or investigation, to the Knowledge of Watco, threatened. With respect to each Company Benefit Plan of the members of the Watco Group related to the Business for which financial statements are required by ERISA, there has been no adverse change in the financial status of such Company Benefit Plan since the date of the most recent such statements provided to Greenbrier by Watco.

(k) As it relates to the Business, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in conjunction with any other event (whether contingent or otherwise, including any termination of employment), (1) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of a member of the Watco Group or any ERISA Affiliate, (2) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (3) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (4) result in any amount failing to be deductible by reason of Section 280G of the Code or (5) result in the forgiveness of any indebtedness to any director, employee or independent contractor.

(l) Except as provided in Schedule 5.13(l), none of the members of the Watco Group or any ERISA Affiliate or any of their Company Benefit Plans has any liability with respect to an obligation to provide post-retirement medical, disability or death or other welfare benefits (whether or not insured) with respect to any Person engaged in providing services primarily to the Business other than coverage mandated by Section 4980B of the Code or state Law.

(m) The terms of each Company Benefit Plan related to the Business of the members of the Watco Group that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code (and associated Treasury Department guidance, including all transition guidance) comply with Section 409A of the Code (and associated Treasury Department guidance, including all transition guidance), each such “nonqualified deferred compensation plan” has been operated in compliance with Section 409A of the Code (and associated Treasury Department guidance, including all transition guidance), and no such “nonqualified deferred compensation plan” that is intended to be a “grandfathered” plan has been materially modified within the meaning of Section 409A of the Code (and associated Treasury Department guidance, including all transition guidance). None of the members of the Watco Group or any ERISA Affiliate has any indemnity obligation for any Taxes related to the Business imposed under Section 409A of the Code.

(n) To the extent permitted by applicable Law, each Company Benefit Plan related to the Business of the members of the Watco Group can be amended or terminated at any time, without consent from any other Person and without liability other than for benefits accrued as of the date of such amendment or termination (other than administrative charges typically incurred as a result of such termination).

(o) Each Company Benefit Plan related to the Business of the members of the Watco Group that is a pension plan within the meaning of ERISA Section 3(2) (regardless of whether the Company Benefit Plan is covered by ERISA) but is not qualified under Sections 401(a) or 403(a) of the Code is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

(p) No event has occurred and there exists no condition or set of circumstances that presents a material risk that any Company Benefit Plan related to the Business of the members of the Watco Group that is intended to be qualified under Section 401(a) of the Code has or is likely to experience a partial termination within the meaning of Section 411(d)(3) of the Code.

(q) None of members of the Watco Group or any “party in interest” or “disqualified person” with respect to the Company Benefit Plans related to the Business of the members of the Watco Group or ERISA Affiliate Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.

5.14 Environmental. Except as provided in Schedule 5.14:

(a) To the Knowledge of Watco, none of the members of the Watco Group nor any of their respective Affiliates, as it relates to the Business, has generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any Hazardous Substances, except to the extent any Hazardous Substance is present in amounts less than reportable quantities, if applicable, and except in compliance with all applicable Environmental Laws and Environmental Permits. None of the Watco Real Property (including any easements or similar rights) has been, or is being, used (i) for the storage, treatment, generation, transportation, processing, handling, production or Disposal of any Hazardous Substance except in compliance with all applicable Environmental Laws and Environmental Permits, or (ii) as a landfill or other waste management or Disposal site or for the storage of oil, gasoline, petroleum or petroleum based products, except in compliance with all applicable Environmental Laws.

(b) As it relates to the Business, none of the members of Watco Group has received in the last twelve (12) months any form of notice, inquiry, notice of violation, enforcement notice, or other information with regard to (i) any actual or alleged material Release or threat of material Release of any Hazardous Substance in material violation of any Environmental Law or Environmental Permit on, at, from, or affecting the Watco Real Property or (ii) any actual or alleged material violation of any Environmental Law or Environmental Permit.

(c) All Environmental Permits necessary for the construction, equipping, ownership, use and operation of the assets of the members of the Watco Group related to the Business, and to otherwise operate their respective Businesses, have been obtained and are in full force and effect, and the Watco Group is currently in compliance with all such Environmental Permits in all material respects, and no Action is pending nor, to the Knowledge of Watco, threatened, to suspend, revoke or terminate any such Environmental Permit or to declare any such Environmental Permit invalid, and a complete and accurate list of such Environmental Permits is set forth in Schedule 5.14(c).

(d) There are no pending or currently effective Contracts, consent orders, decrees, judgments, licenses or permit conditions or other orders or directives of any Governmental Authority relating to the past, present or future construction, equipping, ownership, use, operation, sale, transfer, leasing or other conveyance of the Watco Real Property, or any interest therein, that require any change in the present condition or method of operation of the Watco Real Property, or any work, repairs, construction, containment, clean up, investigations, studies, monitoring, removal or remedial action or capital expenditures in order for such facilities or properties to be in compliance with all applicable Environmental Laws or Environmental Permits, or other applicable Laws.

(e) There are no Actions currently filed, pending or, to the Knowledge of Watco, threatened, that could cause the incurrence of expenses or costs of any type or description or that seek money damages, injunctive relief, remedial action or remedy that arise out of, relate to or result from (1) the environmental condition of the Watco Real Property or the Environment in each case as affected or allegedly affected by the operations of the members of the Watco Group related to the Business, (2) a violation or alleged violation of any applicable Environmental Law or non-compliance or alleged non-compliance with any Environmental Permit in each case related to the Business, (3) the presence of any Hazardous Substances or a Release or the threat of a Release of any Hazardous Substances at or from the Watco Real Property, (4) arrangement for treatment or Disposal of any Hazardous Substances related to the Business of the Watco Group at any location other than the Watco Real Property or (5) exposure to any Hazardous Substance, noises, vibrations or nuisances of whatever kind to the extent the same arise from the operations of the members of the Watco Group related to the Business or from the condition of the Watco Real Property or the acquisition, construction, equipping, ownership, use, operation, sale, transfer or conveyance thereof.

(f) There are no state or federal Liens on the Watco Real Property resulting from an environmental cleanup by Watco, any Governmental Authority or any third party.

(g) This Section 5.14 constitutes the exclusive representations and warranties of Watco addressing matters under any Environmental Law or Environmental Permit.

5.15 Books and Records.

(a) The books, records and accounts of the members of the Watco Group related to the Business (1) are in all material respects accurate and complete, (2) have been maintained in all material respects in accordance with good business practices on a basis consistent with prior years, (3) are stated in reasonable detail and accurately and fairly reflect in all material respects the transactions and dispositions of assets, and (4) accurately and fairly reflect in all material respects the basis for the Watco Financial Statements.

(b) As it relates to the Business, the members of the Watco Group (1) make and keep books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets, and (2) maintain systems of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of their respective financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization, and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.16 Brokers and Finders. No broker or finder has acted for any member of the Watco Group or any of their Affiliates in connection with this Agreement and the transactions contemplated hereby; and no broker or finder is entitled to any brokerage or finder’s fee or other commission in respect thereof based on any agreement, arrangement or understanding made by any member of the Watco Group or any of their Affiliates.

5.17 Inventories.

(a) The inventory (which includes work in process) of the Watco Group used in connection with the Business (the “Watco Inventory”) is (i) good, merchantable and fit and sufficient for the purpose intended, (ii) free from defects in design, materials, workmanship and title, (iii) conforms to the applicable member of the Watco Group’s published specifications, if any, (iv) does not infringe any third party rights (patents, copyrights, etc.) and (v) is of a quality and quantity useable and salable in the ordinary course of business, except for reserves and adjustments to reserves described in the Watco Inventory Sale Agreement and adjustments, if any, related to physical counts of the Watco Inventory as expressly contemplated by the Watco Inventory Sale Agreements. The reserves (as adjusted pursuant to the Watco Inventory Sale Agreement) for excess inventory and obsolescence with respect to the Watco Inventory are adequate and are calculated consistent with past practice. The Watco Inventory to be sold pursuant to the Watco Inventory Sale Agreement will be sold to the Joint Venture free and clear of all Liens and is located at the Watco Real Property (other than goods in transit).

(b) The value of the Watco Inventory reflected on the Watco Stub Period Balance Sheet has been determined in accordance with GAAP on a basis consistent with past practice used in the preparation of the Watco Financial Statements. The inventory obsolescence policy of Watco has been determined in accordance with GAAP consistently applied. Inventories purchased after the Watco Balance Sheet Date were purchased in the ordinary course of business at a price not exceeding market prices prevailing at the time of purchase for items of similar quantity and quality.

5.18 Disclaimer of other Representations and Warranties. Except as expressly set forth in this Article V or in the Transaction Documents, Watco makes no representation or warranty, express or implied, at law or in equity. Greenbrier acknowledges that it is not relying on any representation or warranty, express or implied, at law or in equity, other than those specifically set forth in this Agreement or in the Transaction Documents.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF GREENBRIER

Except as set forth in the disclosure schedule delivered by Greenbrier on the date hereof (the “Greenbrier Disclosure Schedule”), Greenbrier hereby makes the representations and warranties set forth in this Article VI to Watco and the Joint Venture. Nothing in the Greenbrier Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Greenbrier Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Greenbrier Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article VI. An exception in the Greenbrier Disclosure Schedule relating to one representation or warranty will be deemed to apply to another representation or warranty so long as such disclosure is specifically cross referenced in sufficient detail to enable a reasonable reader to identify its applicability to the relevant provision in this Agreement or it is reasonably apparent on the face of such disclosure that such disclosure is relevant to one or more other representations set forth in the Agreement. No reference to or disclosure of any item or other matter in the Greenbrier Disclosure Schedule is an admission or indication that the item or other matter is material. No disclosure in the Greenbrier Disclosure Schedule relating to any possible breach or violation of any Contract, Law or Order is an admission or indication that any such breach or violation exists or has actually occurred.

6.1 Organization; Capitalization.

(a) Greenbrier is a corporation duly organized, validly existing and in good standing under the Laws of Oregon, and has all requisite power and authority to own, operate and lease its assets and to conduct its Business as and where such Business is now conducted.

(b) Greenbrier Rail Services Holdings, LLC is a limited liability company duly organized, validly existing and in good standing under the Laws of Oregon, and has all requisite power and authority to own, operate and lease its assets and to conduct its Business as and where such Business is now conducted.

(c) Greenbrier Rail Services Canada Inc. is a corporation duly organized and validly existing under the Canada Business Corporations Act, and has all requisite power and authority to own, operate and lease its assets and to conduct its Business as and where such Business is now conducted. The issued share capital of the Greenbrier Rail Services Canada Inc. consists solely of the Shares and Greenbrier directly or indirectly owns the Shares.

(d) Gunderson Rail Services, LLC is a limited liability company duly organized, validly existing and in good standing under the Laws of Oregon, and has all requisite power and authority to own, operate and lease its assets and to conduct its Business as and where such Business is now conducted.

6.2 Authority; Binding Effect. The members of the Greenbrier Group have the right, power, authority and capacity to execute and deliver this Agreement and all other Transaction Documents to be entered into by them, to perform their obligations hereunder and thereunder on their parts to be performed and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the members of the Greenbrier Group of this Agreement and all other Transaction Documents to be entered into by such members of the Greenbrier Group and the performance of their obligations hereunder and thereunder have been duly approved by all necessary action, and no further approvals are required by the officers, directors, equityholders, managers or members of each such member of the Greenbrier Group in connection therewith. This Agreement and each of the Transaction Documents contemplated hereby to be entered into by a member of the Greenbrier Group have been executed and delivered by each such member of the Greenbrier Group and, assuming that this Agreement and each of the Transaction Documents are legal, valid and binding obligations of each party thereto (other than members of the Greenbrier Group), constitute the legal, valid and binding obligations of each such member of the Greenbrier Group enforceable against such member of the Greenbrier Group in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to or affecting creditors’ rights generally and to general equity principles (whether such enforceability is considered in a proceeding at law or in equity).

6.3 No Creation of Violation, Default, Breach or Encumbrance. The execution, delivery and performance of this Agreement by Greenbrier, and the execution, delivery and performance of the Transaction Documents by Greenbrier and the applicable members of the Greenbrier Group party thereto, do not, and will not, (a) assuming receipt of the approvals and authorizations, expiration or termination of the waiting periods, delivery of the notices and the making of the filings, in each case, as set forth on Schedule 6.4(a), violate (1) any Law or (2) any Order, (b) conflict with or violate any provision of the Organizational Documents of the members of the Greenbrier Group, or (c) assuming receipt of the consents set forth in Schedule 6.3 and except as would not be material, require the consent of any Person or result in the breach of or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, violate, conflict with, or give rise to any right of termination, cancellation, modification or acceleration, or to a loss of benefit to which any member of the Greenbrier Group is entitled, or result in the creation of any Lien (other than a Permitted Lien) upon any of the Greenbrier Contributed Assets, under (A) any material Contract related to the Business to which any member of the Greenbrier Group is a party or to which their assets are subject, (B) any Greenbrier Transferred Permit, or (C) any other material license, authorization, permit, consent or approval of any Governmental Authority required for any member of the Greenbrier Group to own, license or lease and operate their respective properties related to the Business or to conduct their respective Businesses as presently conducted by them.

6.4 Approvals, Licenses and Authorizations.

(a) Except as set forth on Schedule 6.4(a), no (1) order, license, consent, waiver, authorization or approval of a Governmental Authority, or (2) giving of notice to a Governmental Authority, or (3) filing, recording, publication, registration or other action with respect to a Governmental Authority, is necessary to be obtained or made by or on behalf of any member of the Greenbrier Group (A) to authorize any member of the Greenbrier Group’s execution, delivery and performance of this Agreement or any other Transaction Document to which such member of the Greenbrier Group is a party, or (B) for the legality, validity, binding effect or enforceability with respect to such member of the Greenbrier Group of any of the foregoing.

(b) The Greenbrier Transferred Permits listed on Schedule 6.4(b), together with any other material license, permit, registration, authorization, use agreement, Order or approvals of Governmental Authorities held or maintained by the members of the Greenbrier Group, constitute all material licenses, permits, registrations, authorizations, use agreements, Orders or approvals of Governmental Authorities required or necessary for the members of the Greenbrier Group to carry on their respective Businesses. All the Greenbrier Transferred Permits are in full force and effect, and there are no proceedings pending or, to the Knowledge of Greenbrier, threatened that are likely to result in the revocation, cancellation or suspension or any material modification of any of the Greenbrier Transferred Permits.

6.5 Compliance With Laws.

(a) Except as set forth on Schedule 6.5, each of the members of the Greenbrier Group is, and during the past twelve (12) months has been, in compliance with all Laws applicable to such member’s respective Business and any Order to which it or any of its assets related to the Business is subject, in each case except as would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 6.5, during the past twelve (12) months no member of the Greenbrier Group has received any written (or, to the Knowledge of Greenbrier, oral) notice, Action or assertion outside of the ordinary course of business from any Governmental Authority, nor has any such notice, Action or assertion outside of the ordinary course of business been filed or commenced against any member of the Greenbrier Group alleging that such member of the Greenbrier Group is not in compliance, in any material respect, with any Laws applicable to such member’s Business.

(b) Without limiting the generality of the foregoing, to the Knowledge of Greenbrier, each of the members of the Greenbrier Group is, and during the past two (2) years has been, in compliance with all Laws under (i) the FCPA and (ii) all Anti-Bribery Laws, in each case, in jurisdictions in which any member of the Greenbrier Group is carrying on or otherwise operating the Business, including those jurisdictions where Anti-Bribery Laws impose Liability for the conduct of associated third parties. To the Knowledge of Greenbrier, during the past two (2) years, none of the members of the Greenbrier Group has received any communication from any Governmental Authority that alleges that any member of the Greenbrier Group or any of their respective agents or representatives is in violation of, or has, or may have, any Liability under, any Anti-Bribery Law. No member of the Greenbrier Group (x) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control, Section 1 of the Anti-Terrorism Order or in any other similar list maintained by the Office of Foreign Assets Control or the Department of the Treasury or included in any Executive Orders, or (y) engages in any dealings or transactions with any such Person.

6.6 Financial Statements.

(a) Attached to Schedule 6.6(a) are accurate and complete copies of the balance sheets of each member of the Greenbrier Group related to the Business (as of August 31, 2013), and the respective related statements of income and statements of cash flows of each such member for the fiscal year then ended (the “Greenbrier 2013 Financial Statements”), and the balance sheets of each member of the Greenbrier Group related to the Business as of June 30, 2014 (the “Greenbrier Stub Period Balance Sheets” and the date of such Greenbrier Stub Period Balance Sheets, the “Balance Sheet Date”) and the related statement of income and statement of cash flows of each such member for the ten (10) months then ended (collectively with the Greenbrier Stub Period Balance Sheets, the “Greenbrier Stub Period Financial Statements” and the Greenbrier Stub Period Financial Statements, together with the Greenbrier 2013 Financial Statements, the “Greenbrier Financial Statements”), all of which have been previously delivered to Watco. The Greenbrier Financial Statements (i) fairly present, in all material respects, the respective financial positions of the members of the Greenbrier Group with respect to the Business as of their respective dates, and the results of its operations with respect to the Business as of the dates and for the periods indicated above (except, with respect to the Greenbrier Stub Period Financial Statements, for normal year-end adjustments), (ii) have been prepared in accordance with GAAP, except as set forth on Schedule 6.6(a) (and, with respect to the Greenbrier Stub Period Financial Statements, except for normal year-end adjustments), applied on a consistent basis throughout the periods covered thereby, and (iii) have been derived from and are in agreement with the books and accounting records of the applicable member of the Greenbrier Group and represent only actual, bona fide transactions. No event has occurred after the Balance Sheet Date that would be required to be set forth in the Greenbrier Financial Statements to make them not materially misleading.

(b) Except as set forth on Schedule 6.6(b), none of the members of the Greenbrier Group have any Liabilities related to the Business which would be required to be disclosed as a liability on a balance sheet in accordance with GAAP, other than (1) Liabilities that are fully and adequately reflected or reserved against in the respective Greenbrier Stub Period Balance Sheets and (2) Liabilities incurred since the Balance Sheet Date in the ordinary course of business all of which have been consistent with past practice (and which do not involve breaches of contract, tort or violations of Laws).

(c) Schedule 6.6(c) contains a list of all material financial filings, returns and reports made to any Governmental Authority by the members of the Greenbrier Group related to the Business during the past twelve (12) months, and all inquiries from any such Governmental Authority to the members of the Greenbrier Group with respect to the financial condition of the Businesses of the members of the Greenbrier Group during the past twelve (12) months, accurate and complete copies of which have been previously delivered to Watco if requested by Watco.

6.7 Absence of Certain Events. Except as provided in Schedule 6.7, since September 1, 2013, as the case may be:

(a) the respective Businesses of the members of the Greenbrier Group have been operated (including the collection of accounts receivable and the payment of accounts payable) only in the ordinary and normal course of business consistent with past practice;

(b) there has not been any Material Adverse Effect;

(c) except in the ordinary course of business consistent with past practice, there has not been (1) any increase or decrease in the compensation payable to or to become payable by any of the members of the Greenbrier Group to any of their respective officers, employees or agents of the Business, or change in any insurance, pension or other beneficial plan, payment or arrangement made to, for or with any of such officers, employees or agents or any commission or bonus paid to any of such officers, employees or agents, in each case as related to the Business, (2) any damage, destruction or loss, whether covered by insurance or not, adversely affecting the properties or assets of the Businesses of the members of the Greenbrier Group, and (3) any discharge, cancellation, compromise, modification, waiver, release or settlement of any material debt, Liability, claim or other obligation by or owing to the members of the Greenbrier Group related to the Business;

(d) none of the members of the Greenbrier Group, as it relates to their respective Businesses, have (1) other than with respect to warranty obligations granted or incurred in the ordinary course of business, incurred any Liability or assumed, guaranteed, endorsed or otherwise become responsible for the Liabilities of any other

Person, except normal trade or business obligations incurred in the ordinary course of business consistent with past practice, or made any loan, advance or capital contributions to or investment in any Person (other than another member of the Greenbrier Group), (2) mortgaged, pledged, created or subjected to a Lien, other than a Permitted Lien, any portion of their respective assets or properties, (3) sold, assigned, transferred, leased or otherwise disposed of any portion of their respective assets or properties except in the ordinary course of business consistent with past practice, (4) transferred or granted any rights under any Contract other than in the ordinary course of business consistent with past practice, (5) entered into any transaction, Contract or other commitment that by reason of its size or otherwise was material to the Businesses or financial conditions of a member of the Greenbrier Group or that was not in the ordinary course of business consistent with past practice, (6) made any change in their respective sales, credit or collection terms or in their financial or tax accounting policies or practices or made any election or any change of any election relating to taxes, or (7) settled or compromised or agreed to settle or compromise any material Action; and

(e) none of the members of the Greenbrier Group have terminated, discontinued, closed or disposed of any plant, facility or business operation related to their respective Businesses.

6.8 Title to, Condition and Sufficiency of Properties and Assets.

(a) Each member of the Greenbrier Group has (i) good and valid indefeasible fee simple title to each item of real property that is owned by such member of the Greenbrier Group related to the Business, in each case, as set forth on Schedule 6.8(a)(i) (the “Greenbrier Owned Real Property”) and (ii) a valid leasehold interest in each real property which is leased by such member of the Greenbrier Group related to the Business, in each case, as set forth on Schedule 6.8(a)(ii) (the “Greenbrier Leased Real Property” and together with Greenbrier Owned Real Property, the “Greenbrier Real Property”), in each case with respect to clauses (i) and (ii), free and clear of Liens, except for Permitted Liens and the Liens referred to on Schedule 6.8(a)(iii). Except as set forth on Schedule 6.8(a)(i), there are no outstanding options, rights of first offer or rights of first refusal to purchase any Greenbrier Owned Real Property or any portion thereof or interest therein. None of the Greenbrier Owned Real Property is subject to any mortgage or deed of trust.

(b) Each lease or other Contract (including any option to purchase contained therein) pursuant to which any member of the Greenbrier Group leases as tenant any Greenbrier Leased Real Property (each, a “Greenbrier Lease”) is in full force and effect, valid and binding on the applicable member of the Greenbrier Group party thereto, and enforceable in accordance with its terms against such member of the Greenbrier Group and, to the Knowledge of Greenbrier, each other party thereto, free and clear of all Liens (other than Permitted Liens). The Greenbrier Leases are not subject to any ground leases, mortgages, deeds of trust or other superior Liens or interests that would entitle the holder thereof to interfere with or disturb in the tenant’s use and enjoyment of the leased premises or the exercise of the tenant’s rights under the Greenbrier Leases so long as the tenant is not in default or breach of such Greenbrier Lease. There exists no material breach, default or event of default (or any event that with notice or lapse of time or both would become a material breach or default) on the part of any member of the Greenbrier Group, or, to the Knowledge of Greenbrier, any other party under any Greenbrier Lease. Greenbrier has made available to Watco complete and correct copies of all Greenbrier Leases, including all amendments thereto, and any and all guarantees and subordination, non-disturbance and/or attornment agreements related thereto. None of the members of the Greenbrier Group has received any written notice of any breach or default under any Greenbrier Lease that has not been cured or any other termination notice with respect thereto.

(c) There are no leases, subleases, licenses or other Contracts relating to the Greenbrier Real Property with respect to which any member of the Greenbrier Group is lessor, sublessor, licensor or the like, and no third party is in, or has any right to, possession of any Greenbrier Real Property.

(d) Each material lease or other Contract (including any option to purchase contained therein) pursuant to which any member of the Greenbrier Group leases fixtures, furniture, equipment or any other tangible personal property related to the Business (the “Greenbrier Personal Property Leases”) is in full force and effect, valid and binding on the applicable member of the Greenbrier Group party thereto, and enforceable in accordance with its terms against such member of the Greenbrier Group and, to the Knowledge of Greenbrier, each other party thereto, free and clear of all Liens (other than Permitted Liens). There exists no material breach, default or event of default (or any event which with notice or lapse of time or both would become a material breach or default) on the part of any member of the Greenbrier Group or, to the Knowledge of Greenbrier, any other party under any such Greenbrier Personal Property Lease. None of the members of the Greenbrier Group has received any written notice of any material breach or default under any such Greenbrier Personal Property Lease that has not been cured or any other termination notice with respect thereto.

(e) Except as would not be material, each member of the Greenbrier Group has legal and beneficial ownership of all of its tangible personal property and assets used in the operation of its Business or, in the case of owned tangible personal property and assets, shown to be owned by it on the applicable Greenbrier Stub Period Financial Statement, except for properties and assets disposed of in the ordinary course of business since such date, free and clear of Liens, other than Permitted Liens.

(f) Except as would not be material, the Greenbrier Contributed Assets (together with the leases, licenses and other rights to be granted or provided, and the services to be performed, by the applicable members of the Greenbrier Group pursuant to the Transaction Documents to which they are party) are sufficient for the operation of the Business of the members of the Greenbrier Group as currently conducted and constitute all of the rights, property and assets necessary to conduct the Business of the members of the Greenbrier Group as currently conducted.

6.9 Intellectual Property. A member of the Greenbrier Group owns, licenses, or possesses the right to use the Intellectual Property set forth on Schedule 2.2(a)(vii) (collectively,

the “Greenbrier Assigned IP”), free and clear of any Liens (other than Permitted Liens). The present and past use by each member of the Greenbrier Group of the Greenbrier Assigned IP does not and did not, to the Knowledge of Greenbrier, infringe on or misappropriate or violate in any material respect the intellectual property rights of any other Person. To the Knowledge of Greenbrier, no Person is infringing or has infringed on, misappropriating or violating the rights of any member of the Greenbrier Group arising under any Greenbrier Assigned IP.

6.10 Contracts and Commitments.

(a) Except as would not be material, the Greenbrier Assigned Contracts set forth on Schedule 2.2(a)(i) constitute all Contracts to which a member of the Greenbrier Group is party and which relate to the Business. The Greenbrier Assigned Contracts constitute all of the Contracts that are necessary for the continued operation of the Business of each member of the Greenbrier Group in the manner in which it is currently conducted. Each Greenbrier Assigned Contract is in full force and effect and embodies the complete understanding between the parties thereto with respect to the subject matter thereof. Except as set forth on Schedule 6.10(a), (1) there exists no material breach, default or claim thereof by any of the members of the Greenbrier Group or, to the Knowledge of Greenbrier, any other party to any Greenbrier Assigned Contract, (2) there are no facts or conditions that, if continued or noticed (or both), would result in a breach or default by any of the members of the Greenbrier Group under any Greenbrier Assigned Contract or, to the Knowledge of Greenbrier, by any other party thereto, (3) the members of the Greenbrier Group have not received any notice that any Person intends to cancel, modify or terminate any Greenbrier Assigned Contract, or to exercise or not to exercise any options thereunder, or to materially reduce its business with any member of the Greenbrier Group thereunder other than in the ordinary course of business, (4) none of the members of the Greenbrier Group have given any notice of cancellation, modification or termination of any Greenbrier Assigned Contract or of exercise or non-exercise of any options thereunder, (5) each Greenbrier Assigned Contract is valid and binding on the member of the Greenbrier Group party thereto, and enforceable in accordance with its terms against such member and, to the Knowledge of Greenbrier, each other party thereto, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to or affecting creditors’ rights generally and to general equity principles (whether such enforceability is considered in a proceeding at law or in equity), and (6) no consent or approval of the other parties to any Greenbrier Assigned Contract or any Person pursuant to any Greenbrier Assigned Contract is required for the consummation of the transactions contemplated herein except as set forth on Schedule 6.3. To the extent the Greenbrier Assigned Contracts are in writing, a true and complete copy of each such written Greenbrier Assigned Contract, including all amendments thereto, has been provided to or made available to Watco.

(b) Except as set forth on Schedule 6.10(b), none of the members of the Greenbrier Group are a party to any (1) Capital Lease with respect to any property of the Business of such member of the Greenbrier Group, (2) Contract imposing any restriction on the conduct of the Businesses of the Greenbrier Group (including noncompetition, non-solicitation, exclusivity and similar restrictions) or (3) Contract related to the Business with any of the other members of the Greenbrier Group or any other of their respective Affiliates.

6.11 Tax Returns and Tax Audits.

(a) The members of the Greenbrier Group have timely filed with all appropriate Governmental Authorities all material Tax Returns required to be filed by or with respect to each such member of the Greenbrier Group or their respective assets for all years and periods for which such Tax Returns have become due. All such Tax Returns are correct and complete in all material respects. All Taxes of such Persons (whether or not shown to be due on such Tax Returns), and all interest, penalties, assessments or deficiencies appropriately due or claimed to be due by any Governmental Authority, have been materially paid in full.

(b) The members of the Greenbrier Group have made adequate accruals in the Greenbrier Financial Statements for the payment of all Taxes payable in respect of the period subsequent to the last period for which such Taxes were paid, and, to the Knowledge of Greenbrier, such Persons have no liability for such Taxes in excess of the amounts so paid or accruals so made.

(c) There are no Liens for Taxes with respect to the assets of each member of the Greenbrier Group (except for statutory Liens for current Taxes not yet due).

(d) None of the members of the Greenbrier Group are a party to any pending Action, nor, to the Knowledge of Greenbrier, is any Action threatened or contemplated by any Governmental Authority for assessment or collection of Taxes or any other governmental charges, and no unresolved claim for assessment or collection of Taxes or any other governmental charges has been asserted against any member of the Greenbrier Group, nor, to the Knowledge of Greenbrier, is the assertion of any such Action pending or contemplated nor is there any basis for any such Action. To the Knowledge of Greenbrier, within the past three years, there have been no adverse reports prepared by any agent of the IRS with respect to any Tax matter involving any member of the Greenbrier Group. None of the members of the Greenbrier Group have waived any statute of limitations that is still in effect in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which is still in effect.

(e) None of the members of the Greenbrier Group has in effect any powers of attorney with respect to any Tax matters involving it.

(f) Other than as required or allowed for unitary, combined or consolidated Tax filings, none of the members of the Greenbrier Group are, or have ever been, a party to any Tax sharing or allocation Contracts, arrangements or understandings, whether written or oral.

(g) Each of the members of the Greenbrier Group has complied with all applicable Laws relating to the withholding of Taxes (including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code) and has, within the time and within the manner prescribed by Law, withheld and paid over to the proper taxing authorities all amounts required to be withheld and paid over under all applicable Laws in connection with amounts paid or owing to any employee, independent contractor, creditor, member and other third party.

(h) During the past three (3) years, no unresolved written notice has been received, nor, to the Knowledge of Greenbrier, has any oral notice been received, by any member of the Greenbrier Group from any Governmental Authority in a jurisdiction where a member of the Greenbrier Group does not currently file Tax Returns stating that such member of the Greenbrier Group is required to file Tax Returns with that jurisdiction.

(i) Greenbrier has no Knowledge of any fact or circumstance that would give rise to a claim by a state in which a member of the Greenbrier Group is not currently filing income tax returns that such member of the Greenbrier Group has such an income Tax filing responsibility with respect to their respective operations or assets.

6.12 No Litigation. Except as set forth on Schedule 6.12, there is no pending or, to the Knowledge of Greenbrier, threatened Action or any change in any zoning or building ordinance affecting the Greenbrier Real Property, or Order against a member of the Greenbrier Group related to the Business or the properties or assets of its Business.

6.13 Employee Benefit Plans; Labor Matters.

(a) Greenbrier has previously delivered to Watco a list of all salaried and hourly employees employed by, or that provide services to, the members of the Greenbrier Group related to the Business (“Greenbrier Company Employees”), and such employees’ current compensation.

(b) Other than the Contracts set forth on Schedule 6.13(b), there are no written or oral employment Contracts related to the Business (other than ordinary course arrangements for “at-will” employment that can be terminated on thirty (30) days’ or less notice without liability and that do not provide for any severance or notice pay) to which a member of the Greenbrier Group is a party or collective bargaining agreement or other collective labor Contract or industrial instrument related to the Business to which a member of the Greenbrier Group is a party.

(c) Except as set forth on Schedule 6.13(c), the members of the Greenbrier Group have not agreed to recognize any union or other collective bargaining representative with respect to the Business; and no union or other collective bargaining representative has been certified as the exclusive bargaining representative of any Greenbrier Company Employee.

(d) Except as set forth on Schedule 6.13(d), each member of the Greenbrier Group is in compliance in all material respects with all applicable Laws relating to the employment of personnel and labor of the Business, including provisions thereof relating to wages and hours, sexual harassment and other hostile work environment issues, discrimination, equal opportunity, collective bargaining, plant closing and mass layoff, health and safety, immigration and the payment of social security and other Taxes.

(e) Except as set forth on Schedule 6.13(e), none of the following are pending or, to the Knowledge of Greenbrier, threatened against or affecting a member of the Greenbrier Group as related to the Business:

(i) labor strikes, slowdowns, lockouts, boycotts, sit-ins, sick-outs, union elections, disputes, walkouts, demonstrations, leafleting, picketing, representation or certification campaigns, or work stoppages with respect to any Greenbrier Company Employee;

(ii) grievance or arbitration proceedings, written decisions, letter agreements or settlement agreements arising out of collective bargaining agreements to which a member of the Greenbrier Group is a party;

(iii) unfair labor practices or unfair labor practice charges or complaints before the National Labor Relations Board or other Governmental Authority responsible for regulating labor relations; or

(iv) charges, complaints or proceedings before the Equal Employment Opportunity Commission, Department of Labor or any other Governmental Authority responsible for regulating or investigating employment practices.

(f) There have not been any plant closings, mass layoffs or other terminations of Greenbrier Company Employees that would create any liabilities for a member of the Greenbrier Group related to the Business or, on or after the Closing Date, the Joint Venture under the Worker Adjustment and Retraining Notification Act or similar Laws.

(g) Before the Closing Date, Greenbrier has made available to Watco accurate and complete copies of each of the following, as applicable, with respect to each Company Benefit Plan of the members of the Greenbrier Group related to the Business: (1) the plan document or agreement or, with respect to any Company Benefit Plan that is not in writing, a written description of the material terms thereof; (2) the trust agreement, insurance contract or other documentation of any related funding arrangement; (3) the summary plan description; (4) the two most recent annual reports, actuarial reports and financial reports; (5) the most recent required Internal Revenue Service Form 5500, including all schedules thereto; and (6) the most recent determination or opinion letter received from the Internal Revenue Service with respect to each Company Benefit Plan that is intended to be a “qualified plan” under Section 401 of the Code. There are no facts or circumstances that would create any Liabilities for the Joint Venture under any of the Company Benefit Plans or any member of the Greenbrier Group on or after the Closing Date.

(h) Except as set forth on Schedule 6.13(h),with respect to each Company Benefit Plan of the members of the Greenbrier Group related to the Business, (1) all payments due from the member of the Greenbrier Group or any ERISA Affiliate to date have been timely made and all amounts properly accrued to date as liabilities of the members of the Greenbrier Group or any ERISA Affiliate that are not yet due have been properly recorded on the books of the members of the Greenbrier Group and, to the extent required by GAAP, adequate reserves are reflected on the Greenbrier Financial Statements, (2) each such Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code has received or been the subject of a favorable determination letter or opinion letter from the Internal Revenue Service with respect to such qualification, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification, (3) there are no Actions pending (other than routine claims for benefits) or, to the Knowledge of Greenbrier, threatened or anticipated with respect to such Company Benefit Plan, any fiduciaries of such Company Benefit Plan with respect to their duties to any Company Benefit Plan, or against the assets of such Company Benefit Plan or any trust maintained in connection with such Company Benefit Plan and (4) it has been operated and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code.

(i) As it relates to the Business, none of the members of the Greenbrier Group or any ERISA Affiliate:

(i) maintains or contributes to, or has maintained or contributed to, (x) any Title IV Plan or (y) a Multiemployer Plan; or

(ii) has incurred or reasonably expects to incur any material liability pursuant to Title I or Title IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code or any Law or regulation relating to employee benefit plans, whether contingent or otherwise. With respect to each Multiemployer Plan, no complete or partial withdrawal from such plan has been made by a member of the Greenbrier Group or any ERISA Affiliate, or by any other Person, that could result in any liability to a member of the Greenbrier Group or any ERISA Affiliate, whether such liability is contingent or otherwise. With respect to each Title IV Plan, no event under Section 4062(e) of ERISA has occurred.

(j) No Company Benefit Plan of a member of the Greenbrier Group related to the Business is under audit or is the subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the U.S. Securities and Exchange Commission or any other Governmental Authority, nor is any such audit or investigation, to the Knowledge of Greenbrier, threatened. With respect to each Company Benefit Plan of the members of the Greenbrier Group related to the Business for which financial statements are required by ERISA, there has been no adverse change in the financial status of such Company Benefit Plan since the date of the most recent such statements provided to Watco by Greenbrier.

(k) As it relates to the Business, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in conjunction with any other event (whether contingent or otherwise, including any termination of employment), (1) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of a member of the Greenbrier Group or any ERISA Affiliate, (2)

increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (3) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (4) result in any amount failing to be deductible by reason of Section 280G of the Code or (5) result in the forgiveness of any indebtedness to any director, employee or independent contractor.

(l) Except as provided in Schedule 6.13(l), none of the members of the Greenbrier Group or any ERISA Affiliate or any of their Company Benefit Plans has any liability with respect to an obligation to provide post-retirement medical, disability or death or other welfare benefits (whether or not insured) with respect to any Person engaged in providing services primarily to the Business other than coverage mandated by Section 4980B of the Code or state Law.

(m) The terms of each Company Benefit Plan related to the Business of the members of the Greenbrier Group that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code (and associated Treasury Department guidance, including all transition guidance) comply with Section 409A of the Code (and associated Treasury Department guidance, including all transition guidance), each such “nonqualified deferred compensation plan” has been operated in compliance with Section 409A of the Code (and associated Treasury Department guidance, including all transition guidance), and no such “nonqualified deferred compensation plan” that is intended to be a “grandfathered” plan has been materially modified within the meaning of Section 409A of the Code (and associated Treasury Department guidance, including all transition guidance). None of the members of the Greenbrier Group or any ERISA Affiliate has any indemnity obligation for any Taxes related to the Business imposed under Section 409A of the Code.

(n) To the extent permitted by applicable Law, each Company Benefit Plan related to the Business of the members of the Greenbrier Group can be amended or terminated at any time, without consent from any other Person and without liability other than for benefits accrued as of the date of such amendment or termination (other than administrative charges typically incurred as a result of such termination).

(o) Each Company Benefit Plan related to the Business of the members of the Greenbrier Group that is a pension plan within the meaning of ERISA Section 3(2) (regardless of whether the Company Benefit Plan is covered by ERISA) but is not qualified under Sections 401(a) or 403(a) of the Code is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

(p) No event has occurred and there exists no condition or set of circumstances that presents a material risk that any Company Benefit Plan related to the Business of the members of the Greenbrier Group that is intended to be qualified under Section 401(a) of the Code has or is likely to experience a partial termination within the meaning of Section 411(d)(3) of the Code.

(q) None of members of the Greenbrier Group or any “party in interest” or “disqualified person” with respect to the Company Benefit Plans related to the Business of the members of the Greenbrier Group or ERISA Affiliate Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.

6.14 Environmental. Except as provided in Schedule 6.14:

(a) To the Knowledge of Greenbrier, none of the members of the Greenbrier Group nor any of their respective Affiliates, as it relates to the Business, has generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any Hazardous Substances, except to the extent any Hazardous Substance is present in amounts less than reportable quantities, if applicable, and except in compliance with all applicable Environmental Laws and Environmental Permits. None of the Greenbrier Real Property (including any easements or similar rights) has been, or is being, used (i) for the storage, treatment, generation, transportation, processing, handling, production or Disposal of any Hazardous Substance except in compliance with all applicable Environmental Laws and Environmental Permits, or (ii) as a landfill or other waste management or Disposal site or for the storage of oil, gasoline, petroleum or petroleum based products, except in compliance with all applicable Environmental Laws.

(b) As it relates to the Business, none of the members of the Greenbrier Group has received in the last twelve (12) months any form of notice, inquiry, notice of violation, enforcement notice, or other information with regard to (i) any actual or alleged material Release or threat of material Release of any Hazardous Substance in material violation of any Environmental Law or Environmental Permit on, at, from, or affecting the Greenbrier Real Property or (ii) any actual or alleged material violation of any Environmental Law or Environmental Permit.

(c) All Environmental Permits necessary for the construction, equipping, ownership, use and operation of the assets of the members of the Greenbrier Group related to the Business, and to otherwise operate their respective Businesses, have been obtained and are in full force and effect, and the Greenbrier Group is currently in compliance with all such Environmental Permits in all material respects, and no Action is pending nor, to the Knowledge of Greenbrier, threatened, to suspend, revoke or terminate any such Environmental Permit or to declare any such Environmental Permit invalid, and a complete and accurate list of such Environmental Permits is set forth in Schedule 6.14(c).

(d) There are no pending or currently effective Contracts, consent orders, decrees, judgments, licenses or permit conditions or other orders or directives of any Governmental Authority relating to the past, present or future construction, equipping, ownership, use, operation, sale, transfer, leasing or other conveyance of the Greenbrier Real Property, or any interest therein, that require any change in the present condition or method of operation of the Greenbrier Real Property, or any work, repairs, construction, containment, clean up, investigations, studies, monitoring, removal or remedial action or capital expenditures in order for such facilities or properties to be in compliance with all applicable Environmental Laws or Environmental Permits, or other applicable Laws.

(e) There are no Actions currently filed, pending or, to the Knowledge of Greenbrier, threatened, that could cause the incurrence of expenses or costs of any type or description or that seek money damages, injunctive relief, remedial action or remedy that arise out of, relate to or result from (1) the environmental condition of the Greenbrier Real Property or the Environment in each case as affected or allegedly affected by the operations of the members of the Greenbrier Group related to the Business, (2) a violation or alleged violation of any applicable Environmental Law or non-compliance or alleged non-compliance with any Environmental Permit in each case related to the Business, (3) the presence of any Hazardous Substances or a Release or the threat of a Release of any Hazardous Substances at or from the Greenbrier Real Property, (4) arrangement for treatment or Disposal of any Hazardous Substances related to the Business of the Greenbrier Group at any location other than the Greenbrier Real Property or (5) exposure to any Hazardous Substance, noises, vibrations or nuisances of whatever kind to the extent the same arise from the operations of the members of the Greenbrier Group related to the Business or from the condition of the Greenbrier Real Property or the acquisition, construction, equipping, ownership, use, operation, sale, transfer or conveyance thereof.

(f) There are no state or federal Liens on the Greenbrier Real Property resulting from an environmental cleanup by Greenbrier, any Governmental Authority or any third party.

(g) This Section 6.14 constitutes the exclusive representations and warranties of Greenbrier addressing matters under any Environmental Law or Environmental Permit.

6.15 Books and Records.

(a) The books, records and accounts of the members of the Greenbrier Group related to the Business (1) are in all material respects accurate and complete, (2) have been maintained in all material respects in accordance with good business practices on a basis consistent with prior years, (3) are stated in reasonable detail and accurately and fairly reflect in all material respects the transactions and dispositions of assets, and (4) accurately and fairly reflect in all material respects the basis for the Greenbrier Financial Statements.

(b) As it relates to the Business, the members of the Greenbrier Group (1) make and keep books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets, and (2) maintain systems of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of their respective financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization, and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

6.16 Brokers and Finders. No broker or finder has acted for any member of the Greenbrier Group or any of their Affiliates in connection with this Agreement and the transactions contemplated hereby; and no broker or finder is entitled to any brokerage or finder’s fee or other commission in respect thereof based on any agreement, arrangement or understanding made by any member of the Greenbrier Group or any of their Affiliates.

6.17 Inventories.

(a) The inventory (which includes work in process) of the Greenbrier Group used in connection with the Business (the “Greenbrier Inventory”) is (i) good, merchantable and fit and sufficient for the purpose intended, (ii) free from defects in design, materials, workmanship and title, (iii) conforms to the applicable member of the Greenbrier Group’s published specifications, if any, (iv) does not infringe any third party rights (patents, copyrights, etc.) and (v) is of a quality and quantity useable and salable in the ordinary course of business, except for reserves and adjustments to reserves described in the Greenbrier Inventory Sale Agreement and adjustments, if any, related to physical counts of the Greenbrier Inventory as expressly contemplated by the Greenbrier Inventory Sale Agreement. The reserves (as adjusted pursuant to the Greenbrier Inventory Sale Agreement) for excess inventory and obsolescence with respect to the Greenbrier Inventory are adequate and are calculated consistent with past practice. The Greenbrier Inventory to be sold pursuant to the Greenbrier Inventory Sale Agreement will be sold to the Joint Venture free and clear of all Liens and is located at the Greenbrier Real Property (other than goods in transit).

(b) The value of the Greenbrier Inventory reflected on the Greenbrier Stub Period Balance Sheet has been determined in accordance with GAAP on a basis consistent with past practice used in the preparation of the Greenbrier Financial Statements. The inventory obsolescence policy of Greenbrier has been determined in accordance with GAAP consistently applied. Inventories purchased after the Greenbrier Balance Sheet Date were purchased in the ordinary course of business at a price not exceeding market prices prevailing at the time of purchase for items of similar quantity and quality.

6.18 Disclaimer of other Representations and Warranties. Except as expressly set forth in this Article VI or in the Transaction Documents, Greenbrier makes no representation or warranty, express or implied, at law or in equity. Watco acknowledges that it is not relying on any representation or warranty, express or implied, at law or in equity, other than those specifically set forth in this Agreement or in the Transaction Documents.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

7.1 Survival of Representations and Warranties. The representations and warranties of Watco and Greenbrier, as applicable, contained in this Agreement or any Certificates delivered in connection herewith will survive until the first anniversary of the Closing Date (the “Survival Date”); provided that in the event of fraud, such claim will survive indefinitely; provided further that (a) the representations and warranties of Watco contained in Sections 5.1 (Organization), 5.2 (Authority; Binding Effect), 5.3 (No Creation of Violation, Default, Breach or Encumbrance), 5.4 (Approvals, Licenses and Authorizations), 5.11 (Taxes and Tax Audits), 5.14 (Environmental) and 5.16 (Brokers and Finders) will survive until 90 days after the expiration of the applicable statute of limitations and (b) the representations and warranties of Greenbrier contained in Sections 6.1 (Organization), 6.2 (Authority; Binding Effect), 6.3 (No Creation of Violation, Default, Breach or Encumbrance), 6.4 (Approvals, Licenses and Authorizations), 6.11 (Taxes and Tax Audits), 6.14 (Environmental) and 6.16 (Brokers and Finders) will survive until 90 days after the expiration of the applicable statute of limitations.

7.2 Indemnification by Watco.

(a) Subject to any applicable limitations in this Article VII, Watco will indemnify, defend and hold harmless each member of the Greenbrier Group from and against all Damages suffered or incurred by such member of the Greenbrier Group, without duplication, directly or indirectly resulting from or in connection with:

(i) any inaccuracy in or breach of (or in the event any third party alleges any facts that if true, would constitute any inaccuracy in or breach of) any representation or warranty made by Watco in this Agreement or in any certificate delivered by Watco pursuant to this Agreement;

(ii) any breach or failure to perform or observe (or in the event any third party alleges any facts that, if true, would constitute a breach or failure to perform or observe) any covenant, agreement or condition to be performed or observed by Watco pursuant to this Agreement;

(iii) any act or omission or the operation of the Business of the Watco Group prior to the Closing Date (other than with respect to the matters covered by Section 7.2(b)(iv) for which no member of the Greenbrier Group suffers any direct losses);

(iv) any Watco Excluded Liabilities; and

(v) any Action incident to any of the foregoing.

(b) Watco will indemnify, defend and hold harmless the Joint Venture from and against all Damages suffered or incurred by the Joint Venture, without duplication, directly or indirectly resulting from or in connection with:

(i) any inaccuracy in or breach of (or in the event any third party alleges any facts that if true, would constitute any inaccuracy in or breach of) any representation or warranty made by Watco in this Agreement or in any certificate delivered by Watco pursuant to this Agreement;

(ii) any breach or failure to perform or observe (or in the event any third party alleges any facts that, if true, would constitute a breach or failure to perform or observe) any covenant, agreement or condition to be performed or observed by Watco pursuant to this Agreement;

(iii) any act or omission or the operation of the Business of the Watco Group prior to the Closing Date (other than with respect to the matters covered by Section 7.2(b)(iv));

(iv) any product sold, service provided or warranty granted by a member of the Watco Group prior to the Closing Date, or where a member of the Watco Group is a named party in a purchase order, warranty or other documentation;

(v) any Watco Excluded Liabilities; and

(vi) any Action incident to any of the foregoing.

Any indemnification payment received by the Joint Venture pursuant to this Section 7.2(b) will be treated for purposes of computing the Capital Contribution (under the LLC Agreement of the Joint Venture) and Capital Account of Watco as a restoration of the value assigned to the contributions of Watco pursuant to Section 2.1 and shall not increase the Capital Contribution of Watco, as any such indemnification payment only compensates the Joint Venture for the Damages suffered or incurred by the Joint Venture.

7.3 Indemnification by Greenbrier.

(a) Subject to any applicable limitations in this Article VII, Greenbrier will indemnify, defend and hold harmless each member of the Watco Group from and against all Damages suffered or incurred by such member of the Watco Group, without duplication, directly or indirectly resulting from or in connection with:

(i) any inaccuracy in or breach of (or in the event any third party alleges any facts that if true, would constitute any inaccuracy in or breach of) any representation or warranty made by Greenbrier in this Agreement or in any certificate delivered by Greenbrier pursuant to this Agreement;

(ii) any breach or failure to perform or observe (or in the event any third party alleges any facts that, if true, would constitute a breach or failure to perform or observe) any covenant, agreement or condition to be performed or observed by Greenbrier pursuant to this Agreement;

(iii) any act or omission or the operation of the Business of the Greenbrier Group prior to the Closing Date (other than with respect to the matters covered by Section 7.3(b)(iv) for which no member of the Watco Group suffers any direct losses);

(iv) any Greenbrier Excluded Liabilities;

(v) any Taxes, accruals, payables or any other Liabilities of Greenbrier Canada arising out of or related to (A) any period prior to the Effective Time or (B) acquisition of the Shares by the Joint Venture or the Operating Subsidiary pursuant to this Agreement, in each case, except to the extent arising out of or relating to any act or omission of, or the operation of the business of Greenbrier Canada by, the Joint Venture, the Operating Subsidiary and/or any of their respective Affiliates, as the case may be, following the Closing; and

(vi) any Action incident to any of the foregoing.

(b) Greenbrier will indemnify, defend and hold harmless the Joint Venture from and against all Damages suffered or incurred by the Joint Venture, without duplication, directly or indirectly resulting from or in connection with:

(i) any inaccuracy in or breach of (or in the event any third party alleges any facts that if true, would constitute any inaccuracy in or breach of) any representation or warranty made by Greenbrier in this Agreement or in any certificate delivered by Greenbrier pursuant to this Agreement;

(ii) any breach or failure to perform or observe (or in the event any third party alleges any facts that, if true, would constitute a breach or failure to perform or observe) any covenant, agreement or condition to be performed or observed by Greenbrier pursuant to this Agreement;

(iii) any act or omission or the operation of the Business of the Greenbrier Group prior to the Closing Date (other than with respect to the matters covered by Section 7.3(b)(iv));

(iv) any product sold, service provided or warranty granted by a member of the Greenbrier Group prior to the Closing Date, or where a member of the Greenbrier Group is a named party in a purchase order, warranty or other documentation;

(v) any Greenbrier Excluded Liabilities;

(vi) any Taxes, accruals, payables or any other Liabilities of Greenbrier Canada arising out of or related to (A) any period prior to the Effective Time or (B) acquisition of the Shares by the Joint Venture or the Operating Subsidiary pursuant to this Agreement, in each case, except to the extent arising out of or relating to any act or omission of, or the operation of the business of Greenbrier Canada by, the Joint Venture, the Operating Subsidiary and/or any of their respective Affiliates, as the case may be, following the Closing; and

(vii) any Action incident to any of the foregoing.

Any indemnification payment received by the Joint Venture pursuant to this Section 7.3(b) will be treated for purposes of computing the Capital Contribution (under the LLC Agreement of the Joint Venture) and Capital Account of Greenbrier as a restoration of the value assigned to the contributions of Greenbrier pursuant to Section 2.2 and shall not increase the Capital Contribution of Greenbrier, as any such indemnification payment only compensates the Joint Venture for the Damages suffered or incurred by the Joint Venture.

7.4 Exclusive Remedy. Except in the case of fraud and/or claims for specific performance, injunctive relief or other equitable relief, and without limiting any rights contained in the other Transaction Documents, each party’s sole and exclusive remedy with respect to all claims relating to the subject matter of this Agreement will be pursuant to the indemnification provisions set forth in this Article VII.

7.5 Limitations.

(a) Notwithstanding anything to the contrary in this Agreement, other than in the case of fraud, (i) Watco shall not be liable for Damages pursuant to Section 7.2(a)(i) or Section 7.2(b)(i) unless and until (A) the aggregate amount of Damages pursuant to Section 7.2(a)(i) and Section 7.2(b)(i) exceeds $175,000, in the aggregate (the “Basket Amount”), in which event Watco shall be liable for all such Damages, including the Basket Amount, and (B) Damages from any claim or series of claims relating to the same or substantially similar facts or circumstances brought pursuant to Section 7.2(a)(i) and Section 7.2(b)(i) exceed $17,500, in the aggregate (the “De Minimis Amount”); and (ii) Greenbrier shall not be liable for Damages pursuant to Section 7.3(a)(i) or Section 7.3(b)(i) unless and until (A) the aggregate amount of Damages pursuant to Section 7.3(a)(i) and Section 7.3(b)(i) exceeds the Basket Amount, in the aggregate, in which event Greenbrier shall be liable for all such Damages, including the Basket Amount, and (B) Damages from any claim or series of claims relating to the same or substantially similar facts or circumstances brought pursuant to Section 7.3(a)(i) and Section 7.3(b)(i) exceed the De Minimis Amount, in the aggregate; and

(b) Notwithstanding anything to the contrary in this Agreement, other than in the case of fraud, the parties will not be liable under this Agreement for more than the value of their respective contributions, as of the Closing Date, as set forth in the LLC Agreement of the Joint Venture, in the aggregate for indemnification under this Agreement pursuant to Section 7.2(a)(i) and Section 7.2(b)(i), in the aggregate, with respect to Watco, or Section 7.3(a)(i) and Section 7.3(b)(i), in the aggregate, with respect to Greenbrier.

(c) The amount of any indemnity payable for Damages under this Article VII will be calculated net of any amount actually recovered by the Indemnified Party from third parties, including amounts recovered by the Indemnified Party under insurance policies, with respect to such Damages, in each such case net of any third party costs related thereto, including costs of collection and deductibles. If an Indemnified Party receives proceeds from third parties, including insurance proceeds, in connection with Damages for which it has received indemnification hereunder, such Indemnified Party will promptly refund to the Indemnifying Party the amount of such net proceeds when received, up to the amount of indemnification received hereunder with respect to such Damages. Each party agrees to reasonably cooperate with each other party and the Joint Venture, and to use commercially reasonable best efforts, to collect amounts available under insurance coverages and promptly and diligently pursue such claims relating to any Damages for which it is seeking indemnification.

(d) For purposes of this Article VII, any inaccuracy in or breach of any representation or warranty shall be determined without giving effect to any limitations or qualifications as to “materiality” (including, without limitation, the word “material”), “Material Adverse Effect”, “knowledge” or other similar limitation or qualification contained in or otherwise applicable to such representation or warranty.

7.6 Third-Party Claims Procedures. Any eligible Person may make a claim for indemnification under this Article VII (an “Indemnified Party”) by notifying the indemnifying party (an “Indemnifying Party”) of the claim in writing promptly after receiving written notice of any Action against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable and, if not known and quantifiable, a good faith estimate thereof) and the basis thereof; provided that the failure to so notify an Indemnifying Party will not relieve the Indemnifying Party of its obligations hereunder except to the extent that (and only to the extent that) the Indemnifying Party has been materially prejudiced thereby. The Indemnifying Party may participate in the defense of such Action giving rise to an Indemnified Party’s claim for indemnification at such Indemnifying Party’s expense, and at its option may assume the defense thereof by appointing reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense; provided that, prior to the Indemnifying Party assuming control of such defense it must first verify to the Indemnified Party in writing that such Indemnifying Party will be fully responsible (with no reservation of any rights) for all Liabilities and obligations relating to such claim for indemnification and that (without regard to any dollar limitations otherwise set forth herein) it will provide indemnification to the Indemnified Party with respect to such Action giving rise to such claim for indemnification hereunder. The Indemnified Party may participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel will be borne by the Indemnified Party (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnifying Party effectively assumes control of such defense). Neither the Indemnifying Party nor the Indemnified Party, whichever is controlling the defense, needs to obtain the prior written consent of the other if the settlement thereof involves only the payment of money by the Indemnifying Party; but if the settlement involves anything other than the payment of money by the Indemnifying Party (including injunctive or equitable relief), then the party controlling the defense must obtain the prior written consent of the other party before entering into any such settlement; provided, that no settlement may be made unless such settlement expressly and unconditionally releases the Indemnified Party from all liabilities and obligations with respect to such claim, with prejudice.

ARTICLE VIII

TERMINATION

8.1 Grounds for Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing.

(a) by mutual written consent of Watco and Greenbrier;

(b) by written notice from Watco to Greenbrier, if there has been a breach of any representation, warranty, covenant or agreement by Greenbrier, or any such representation or warranty shall become untrue after the date hereof, such that the conditions in Sections 4.4(a), 4.4(b) or 4.4(c) would not be satisfied and such breach is not curable or, if curable, is not cured before the earlier of (i) ten (10) days after written notice thereof is given by Watco to Greenbrier, and (ii) the Outside Date;

(c) by written notice from Greenbrier to Watco, if there has been a breach of any representation, warranty, covenant or agreement by Watco, or any such representation or warranty shall become untrue after the date hereof, such that the conditions in Sections 4.5(a), 4.5(b) or 4.5(c) would not be satisfied and such breach is not curable or, if curable, is not cured before the earlier of (i) ten (10) days after written notice thereof is given by Greenbrier to Watco and (ii) the Outside Date;

(d) by either Watco or Greenbrier immediately upon written notice if any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited is enacted, adopted, promulgated or enforced, or any ruling, judgment, injunction, order or decree (whether or not final and nonappealable) of any Governmental Authority having competent jurisdiction is entered into making illegal or otherwise enjoining the consummation of the transactions contemplated hereby substantially on the terms contemplated by this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any party whose breach of any provision of this Agreement causes or results in the imposition of such ruling, judgment, injunction, order or decree or the failure of such ruling, judgment, injunction, order or decree to be resisted, resolved or lifted, as applicable; or

(e) by written notice by Watco to Greenbrier or by Greenbrier to Watco, as the case may be, in the event the Closing has not occurred on or prior to September 30, 2014 (the “Outside Date”) for any reason other than delay or nonperformance of or breach by the party to this Agreement seeking such termination.

8.2 Effect of Termination. In the event of termination of this Agreement pursuant to this Article VIII, this Agreement shall forthwith become void and there shall be no Liability on the part of any party to this Agreement or its owners, members, managers, directors, officers, or employees, except for obligations under Section 3.3 (Confidentiality) and Article IX (Miscellaneous), all of which shall survive the termination. Notwithstanding anything to the contrary in this Agreement, nothing contained herein shall relieve any party from Liability for any willful breach of this Agreement that occurred prior to the termination of this Agreement pursuant to this Article VIII.

ARTICLE IX

MISCELLANEOUS

9.1 Expenses. Except as otherwise expressly provided herein, each party will bear its own expenses incurred in connection with this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, including all fees of its legal counsel, financial advisers and accountants and all transfer Taxes owed in connection with such party’s contributions hereunder.

9.2 Press Releases. Promptly, but in no event later than four (4) days, after the Closing Date, Watco and Greenbrier will issue a mutually agreeable joint press release regarding the transactions contemplated by this Agreement. No member of the Watco Group or the Greenbrier Group or any of their respective Affiliates will issue any additional press release or make any public announcements regarding such matters without the prior written consent of Greenbrier or Watco, respectively. Notwithstanding the foregoing or anything to the contrary contained in this Agreement or in any Transaction Document, Watco or Greenbrier may at any time, and from time to time, make public disclosures regarding such matters as may be required pursuant to any applicable public company filing requirements, securities Laws or requirements related to the parties’ indentures, including filing any Form 8-K and any exhibits thereto, including requirements to file a copy of this Agreement (redacted to the extent reasonably permitted by applicable law) or to disclose information regarding the provisions hereof or performance hereunder to applicable regulatory authorities.

9.3 Notices. Any notice, request, consent or communication under this Agreement will be effective only if it is in writing and (a) personally delivered, (b) sent by certified mail, return receipt requested, postage prepaid, (c) sent by a nationally recognized overnight delivery service, with delivery confirmed, or (d) sent via facsimile transmission, with a copy sent on the same day by one of the methods set forth in clauses (a) or (c), addressed as follows:

If to any member of the Watco Group:

Watco Companies, L.L.C.

315 W. 3rd Street

Pittsburg, KS 66762

Attn: Rick Webb, Chief Executive Officer

Fax: (620) 231-0812

with a copy to:

Watco Companies, L.L.C.

315 W. 3rd Street

Pittsburg, KS 66762

Attn: Craig Richey, General Counsel

Fax: (620) 231-0812

If to any member of the Greenbrier Group:

The Greenbrier Companies, Inc.

One Centerpointe Drive, Suite 200

Lake Oswego, Oregon 97035

Attn: William Furman, President and Chief Executive Officer

Fax: (503) 684-7553

with a copy to:

The Greenbrier Companies, Inc.

One Centerpointe Drive, Suite 200

Lake Oswego, Oregon 97035

Attn: Martin R. Baker, Senior Vice President, Chief Compliance Officer and General Counsel

Fax: (503) 684-7553

If to the Joint Venture:

GBW Railcar Services, L.L.C.

c/o The Greenbrier Companies, Inc.

One Centerpointe Drive, Suite 200

Lake Oswego, Oregon 97035

Attn: Jim Cowan, Chief Executive Officer

Fax: (503) 684-7553

with a copy to:

Watco at the above listed addresses for the Watco Group (in the case of a notice sent by Greenbrier) or to Greenbrier at the above listed addresses for the Greenbrier Group (in the case of a notice sent by Watco)

or such other Persons or addresses as are furnished in writing by any party to the other party, and will be deemed to have been given only upon its delivery in accordance with this Section 9.3.

9.4 Amendments. This Agreement may not be modified or amended except by a written document signed by the Watco and Greenbrier. The schedules or other attachments to this Agreement may not be supplemented or amended except as agreed in writing by the Watco and Greenbrier.

9.5 Waivers. A party will not be deemed to have waived any of its rights, powers or remedies hereunder except where such waiver is contained within a writing signed by an authorized agent or representative of the party to be charged. A party may, by an instrument in writing, waive compliance by the other parties with any term or provision of this Agreement on the part of the other party to be performed or complied with. The waiver by a party of a breach of any term or provision of this Agreement will not be construed as a waiver of any subsequent breach.

9.6 Assignments. The rights and obligations of a party under this Agreement may not be assigned without prior written consent from the other party, with such consent not to be unreasonably withheld. Any assignment in violation of this Agreement will be void.

9.7 Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of the parties hereto and their successors and permitted assigns. Other than with respect to the Joint Venture, which has the rights specified herein, nothing in this Agreement, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature under or by reason of this Agreement.

9.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original, and will become effective when one or more counterparts have been signed by each of the parties hereto.

9.9 Governing Law. This Agreement and the application or interpretation hereof, are governed exclusively by the Laws of the State of Delaware.

9.10 Submission to Jurisdiction. Any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement and the Transaction Documents and the transactions contemplated hereunder or thereunder, whether in contract, tort or otherwise, must be brought in the federal courts of the United States of America located in the District of Delaware, or the courts of the State of Delaware, so long as one of such courts have subject-matter jurisdiction over such Action, and that any such Action will be deemed to have arisen from a transaction of business in the State of Delaware. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or later have to the laying of the venue of any Action in any such court or that any such Action that is brought in any such court has been brought in an inconvenient form. Service of process, summons, notice or other document by registered mail to the address set forth in Section 9.3 will be effective service of process for any Action brought in any such court.

9.11 Waiver of Jury Trial. The parties hereby knowingly, voluntarily, and intentionally waive any rights they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with, this Agreement, or any course of conduct, course of dealing, or statements (whether verbal or written) of the parties.

9.12 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement will not be affected thereby and will remain in full force and effect and may be enforced to the greatest extent permitted by law.

9.13 Entire Agreement. This Agreement, together with the Transaction Documents and the Confidentiality Agreement, constitutes the entire agreement among the parties.

ARTICLE X

DEFINITIONS

10.1 Certain Terms Defined. In addition to terms defined elsewhere in this Agreement, the following capitalized terms have the meanings assigned to them in this Section 10.1:

“Action” means any lawsuit, claim, demand, action, investigation, examination, hearing, charge, condemnation or other proceeding, complaint or notice of noncompliance, whether or not such matter is by or before any Governmental Authority, mediator or arbitrator.

“Affiliate” has the meaning assigned to such term in Rule 405 of the Securities Act of 1933 and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

“Agreement” has the meaning set forth in the Preamble.

“Anti-Bribery Laws” has the meaning set forth in Section 5.5(b).

“Asset Contribution” has the meaning set forth in the Recitals.

“Assets” has the meaning set forth in the Recitals.

“Assignment and Assumption Agreement” has the meaning set forth in Section 4.2.

“Balance Sheet Date” has the meaning set forth in Section 5.6(a).

“Bill of Sale” has the meaning set forth in Section 4.4(e).

“Business” has the meaning set forth in the Recitals.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, property by such Person as lessee that would be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” has the meaning set forth in Section 4.1.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder.

“Company Benefit Plans” means all pension, retirement, savings, disability, medical, dental, health, life (including any individual life insurance policy as to which a member of the Watco Group or the Greenbrier Group is the owner, beneficiary or both), death benefit, group insurance, profit sharing, deferred compensation, stock option or other stock, equity or phantom stock or phantom equity incentive, fringe benefit, bonus incentive, vacation pay, sick pay, change in control, severance or termination pay, employment agreement, “cafeteria” or “flexible benefit” plan under Section 125 of the Code, or other employee, independent contractor, or director benefit plan, trust, arrangement, contract, agreement, policy or commitment, whether formal or informal, written or oral, on account of any employee, former employee, director or former director, or independent contractor or former independent contractor sponsored, maintained or contributed to by a member of the Watco Group or the Greenbrier Group, or any ERISA Affiliate of a member of either, maintained, contributed to or sponsored by a member of the Watco Group or the Greenbrier Group, or with respect to which any of them would have any liability, or any ERISA Affiliate of a member of either, for the benefit of any of their current or prior employment, or current or former directorship, or current or former independent contractor relationship, with a member of the Watco Group or the Greenbrier Group, including any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA.

“Contracts” means any agreement of any kind or nature whatsoever by which any Person is bound, including all contracts, agreements, understandings, notes, bonds, instruments, leases, subleases, mortgages, licenses, Capital Leases, commitments or binding arrangements, express or implied, oral or written, and all amendments thereto.

“Contribution” has the meaning set forth in the Recitals.

“Covered Greenbrier Employees” has the meaning set forth in Section 3.11(a).

“Covered JV Employees” has the meaning set forth in Section 3.11(a).

“Covered Watco Employees” has the meaning set forth in Section 3.11(b).

“Cowan Secondment Agreement” has the meaning set forth in the Recitals.

“Credit Agreement” has the meaning set forth in the Recitals.

“Damages” means damages, losses, costs, obligations, claims, demands, assessments, judgments or liabilities (whether based on contract, tort, product liability, strict liability or otherwise), including Taxes, and all expenses (including interest, penalties and attorneys’ and accountants’ fees and disbursements) incurred in litigation or otherwise, and any investigation relating thereto; provided, however, that the term “Damages” does not include any consequential, exemplary, speculative or punitive damages or diminution in value unless they were suffered as a result of a third party claim.

“Disposal” has the same meaning as given to that term in the Solid Waste Disposal Act as amended by the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.).

“Documents and Other Papers” means any document, written Contract, instrument, certificate, notice, consent, affidavit, letter, statement, file, computer disk, microfiche or other document in electronic format, schedule, exhibit or any other paper whatsoever related to the Businesses of the Watco Group or Greenbrier Group, as applicable (whether stored in physical or electronic format (including computers and other devices capable of electronic storage)). For the avoidance of doubt, “Documents and Other Papers” includes all (a) documents concerning any existing or potential environmental matters regarding any property adjacent to or within the immediate vicinity of the Real Property, including previously conducted environmental audits and documents regarding any Release or Disposal of Hazardous Substances at, upon or from the Real Property, spill control plans and environmental agency reports and correspondence, and (b)

studies, reports and other similar documents (engineering, technical, seismic, geological, geochemical, geophysical, feasibility, commercial, etc.) relating to the Businesses of the Watco Group or Greenbrier Group, as applicable.

“Effective Time” has the meaning set forth in Section 4.1.

“Employment Transition and Management Services Agreement” has the meaning set forth in the Recitals.

“Environment” means any water, including surface water, groundwater and drinking water, any land, including land surface and subsurface soils and strata, ambient air, storm water, and all other natural resources, including flora and fauna.

“Environmental Laws” means all federal, state and local environmental, land use, health, chemical use, safety and sanitation Laws relating to the protection, preservation or remediation of the Environment or governing the use, storage, treatment, generation, transportation, processing, handling, management, production, spill control, or Disposal of Hazardous Substances and the policies, guidelines and directives of Governmental Authorities with respect thereto.

“Environmental Permits” means all permits, licenses, approvals, authorizations, consents, orders or registrations required by any applicable Environmental Law or Governmental Authorities in connection with the environmental, health and safety aspects of the Businesses of the parties or the ownership, construction, equipping, use or operation of their real property, including the use, storage, treatment, generation, transportation, processing, handling, production or Disposal of Hazardous Substances or the sale, transfer or conveyance of the their respective Businesses.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means the members of the Watco Group, the members of the Greenbrier Group and any trade or business (whether or not incorporated) that is or has ever been under common control, or that is or has ever been treated as a single employer, with members of the Watco Group or the members of the Greenbrier Group under Section 414(b), (c), (m) or (o) of the Code.

“FCPA” has the meaning set forth in Section 5.5(b).

“FIRPTA Certificate” has the meaning set forth in Section 4.4(e).

“GAAP” means United States generally accepted accounting principles consistently applied.

“GATX Agreement” has the meaning set forth in Section 3.13.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, executive body, legislative body, branch, department, commission, official or other instrumentality of the United States or Canada or any state, province, county, city or other political subdivision or similar governing entity, and including any governmental, quasi-governmental or non-governmental body administering, regulating or having general oversight over the Businesses of the members of the Watco Group or the Greenbrier Group, as applicable.

“Greenbrier” has the meaning set forth in the Preamble.

“Greenbrier Assigned Contracts” has the meaning set forth in Section 2.2(a)(i).

“Greenbrier Assumed Liabilities” has the meaning set forth in Section 2.2(c).

“Greenbrier Canada” means Greenbrier Rail Services Canada Inc.

“Greenbrier Company Employees” has the meaning set forth in Section 6.13(a).

“Greenbrier Contributed Assets” has the meaning set forth in Section 2.2(a).

“Greenbrier Disclosure Schedule” has the meaning set forth in the preamble to Article VI.

“Greenbrier Excluded Accounts Receivable” means any right to receive payment from customers for work completed on or prior to the Closing Date, regardless of whether an invoice has been sent to such customer on or prior to the Closing Date.

“Greenbrier Excluded Assets” has the meaning set forth in Section 2.2(c).

“Greenbrier Excluded Liabilities” has the meaning set forth in Section 2.2(d).

“Greenbrier Financial Statements” has the meaning set forth in Section 6.6(a).

“Greenbrier Group” means Greenbrier, Greenbrier Rail Services Holdings, LLC, Greenbrier Canada and Gunderson Rail Services, LLC.

“Greenbrier Lease” has the meaning set forth in Section 6.8(b).

“Greenbrier Leased Real Property” has the meaning set forth in Section 6.8(a).

“Greenbrier Locations” means the locations set forth on Schedule 10.1(a).

“Greenbrier Inventory” has the meaning set forth in Section 6.17(a).

“Greenbrier Inventory Sale Agreement” has the meaning set forth in the Recitals.

“Greenbrier Owned Real Property” has the meaning set forth in Section 6.8(a).

“Greenbrier Personal Property Leases” has the meaning set forth in Section 6.8(d).

“Greenbrier Real Property” has the meaning set forth in Section 6.8(a).

“Greenbrier Transferred Permits” has the meaning set forth in Section 2.2(a)(vi).

“Hazardous Substance” means, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, chlorinated solvents, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Clean Water Act (33 U.S.C. § 1251m et seq.), the Clean Air Act (42 U.S.C. § 7401, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601, et seq.), the respective equivalent laws in the States of Colorado and Texas, and any other applicable Environmental Law and the regulations promulgated thereunder.

“Impositions” has the meaning set forth in Section 3.9(a).

“Indemnified Party” has the meaning set forth in Section 7.6.

“Indemnifying Party” has the meaning set forth in Section 7.6.

“Intellectual Property” means any and all of the following, and all rights in, arising out of, or associated therewith, in any jurisdiction throughout the world, whether protected, created or arising under any applicable Law, license or other Contract, or otherwise: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), products, processes, prototypes, articles of manufacture, compositions of matter, know-how and other things and information, all improvements thereto, and all patent disclosures and patents (including patent applications), including all utility models, provisional applications, continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof; (b) all copyrights, copyrightable subject matter and works of authorship (whether or not embodied in any tangible form, including instruction manuals, schematics, diagrams, drawings, product specifications, laboratory notebooks, samples, studies and summaries), and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications and registrations in connection therewith, along with all reversions, extensions and renewals thereof; (c) trade or service marks, logos, trade names, corporate names, rights in telephone numbers and trade dress rights, together with all translations, adaptations, derivations and combinations thereof and including the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof; (d) confidential and proprietary information, including trade secrets and know-how (including ideas, research and development, formulae, algorithms, routines, compositions, engineering processes and techniques, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (e) all internet domain names and registrations and renewals thereof; (f) all Software and web sites; (g) registrations and applications for registration of each of the foregoing and all equivalent, similar or corresponding rights throughout the world; (h) all advertising and promotional materials and product labels; (i) all other intellectual property and other proprietary rights, and (j) all copies and tangible embodiments thereof (in whatever form or medium).

“IRS” means the United States Internal Revenue Service.

“Information Sharing and Cooperation Agreement” and “Information Sharing and Cooperation Agreements” have the meanings set forth in the Recitals.

“Joint Venture” has the meaning set forth in the Recitals.

“JV Covered Greenbrier Employees” has the meaning set forth in Section 3.11(c).

“JV Covered Watco Employees” has the meaning set forth in Section 3.11(c).

“Knowledge” means (i) with respect to Watco, the actual knowledge of any of Terry Towner, Craig Richey, Matt McKenzie and Jeff Leiserowitz and the knowledge that each such person would have after reasonable inquiry, or (ii) with respect to Greenbrier, the actual knowledge of any of Mark Rittenbaum, Martin Baker, Adrian Downes and Cheryl Balkenhol and the knowledge that each such person would have after reasonable inquiry.

“Law” or “Laws” means all domestic or foreign federal, state, territorial, provincial or local laws (statutory, common or otherwise), statutes, constitutions, treaties, conventions, rules, codes, regulations, ordinances, administrative interpretations, Orders and other pronouncements having the effect of law enacted, adopted, promulgated or applied by any Governmental Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“License Term” has the meaning set forth in Section 3.8(a).

“Licensee” has the meaning set forth in Section 3.8(a).

“Licensor” and “Licensors” have the meaning set forth in Section 3.8(a).

“Lien” means any lien, mortgage, deed of trust, assessment, option, right of first refusal, restriction (whether voting, transfer or otherwise), easement, right of way, title defect, pledge, claim, charge, security interest, hypothecation or encumbrance of any nature whatsoever.

“LLC Agreement of the Joint Venture” has the meaning set forth in Section 1.1.

“LLC Agreement of the Operating Subsidiary” has the meaning set forth in Section 1.1.

“Master Personal Property Lease” has the meaning set forth in the Recitals.

“Master Real Property Lease” has the meaning set forth in the Recitals.

“Material Adverse Effect” means with respect to the consequences of any event, fact or circumstance (including the occurrence or non-occurrence of any event, fact or circumstance) applicable to the Businesses or Assets of the Watco Group or the Greenbrier Group, that such event, fact or circumstance has caused, is causing or could cause, directly, indirectly or consequentially, singularly or in the aggregate with other events, facts and circumstances, a material adverse effect (measured both on a long-term basis and on a one-year basis) on the assets, liabilities, financial condition, operating results or operations of the Businesses of a member of the Watco Group or the Greenbrier Group; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any adverse event, fact, condition, change, effect or circumstance attributable to the announcement or pendency of the transactions contemplated by this Agreement or the Transaction Documents; (ii) any adverse event, fact, condition, change, effect or circumstance attributable to conditions affecting the industry in which the Businesses participate or the U.S. economy, except to the extent that any of the foregoing has had a disproportionate effect on the Business of the members of the Watco Group or the Greenbrier Group, as applicable, as compared to other participants in the industry in which the Businesses of the members of the Watco Group and the Greenbrier Group operates; or (iii) any adverse event, fact, condition, change, effect or circumstance arising from or relating to (x) compliance with the express terms of this Agreement or (y) actions taken or not taken at the written request, or with the express written permission, of the other party hereto.

“Membership Interest” has the meaning set forth in the LLC Agreement of the Joint Venture.

“Millennium” means Millennium Rail, Inc., a Delaware corporation.

“Multiemployer Plan” has the meaning set forth in Section 5.13(i)(i).

“Operating Subsidiary” has the meaning set forth in the Recitals.

“Order” means any award, decisions, injunction, judgment, order writ, decree, ruling or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Authority.

“Organizational Documents” of an entity means (a) (1) if a corporation, its articles of incorporation or certificate of incorporation, as the case may be, and bylaws, (2) if a limited liability company, its certificate of formation or articles of organization, as the case may be, and limited liability company agreement or operating agreement, as the case may be, (3) if a limited partnership, its certificate of limited partnership and agreement of limited partnership, (4) if a general partnership, its partnership agreement, and (b) any other Contracts relating to the creation, formation, organization, governance or ownership of such entity.

“Permitted Liens” means (i) Liens for Taxes and other governmental charges and assessments that are not yet due and payable or that are being contested in good faith by appropriate proceedings, but only to the extent that such Taxes are included in the proration provisions of the applicable agreements between the parties, (ii) statutory Liens in favor of lessors arising in connection with any Watco Leased Real Property or Watco Leased Personal Property or Greenbrier Leased Real Property or Greenbrier Leased Personal Property, in each case for obligations that are not delinquent, (iii) recorded easements, rights of way, covenants, restrictions, reservations, exceptions and encroachments on, over or affecting any portion of the Watco Real Property or Greenbrier Real Property, as applicable, and/or imperfections of title disclosed in any title policy or commitment for the Watco Real Property or Greenbrier Real Property, as applicable, in each case which do not materially impair or interfere with the occupancy, operation or use by the Watco Group or the Greenbrier Group, as applicable, of such Watco Real Property or Greenbrier Real Property, as applicable, (iv) inchoate mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other liens imposed by applicable Law arising or incurred in the ordinary course of business for amounts that are not delinquent, (v) zoning, building and other similar codes and regulations, provided that such zoning, building and other similar codes and regulations are not violated by the present use and operation of any Watco Real Property or Greenbrier Real Property, (vi) with respect to the Watco Group, purchase money Liens set forth on Schedule 10.1(b)(i) and with respect to the Greenbrier Group, purchase money Liens set forth on Schedule 10.1(b)(ii), in each case with a value not in excess of $25,000, (vii) with respect to the Watco Group, Liens securing rental payments under any capital lease arrangements related to the Businesses of the members of the Watco Group set forth on Schedule 10.1(c)(i) and with respect to the Greenbrier Group, Liens securing rental payments under any capital lease arrangements related to the Businesses of the members of the Greenbrier Group set forth on Schedule 10.1(c)(ii), in each case with a value not in excess of $25,000, and (viii) with respect to Watco Leased Real Property and Greenbrier Leased Real Property only, Liens encumbering the underlying fee estate of the landlord.

“Person” means any natural person, partnership, limited partnership, joint venture, corporation, limited liability company, trust, Governmental Authority and any other legal entity.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Real Property Documents” has the meaning set forth in the Recitals.

“Release” has the meaning given to that term in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601, et seq.), and the regulations promulgated thereunder.

“Services Agreement” has the meaning set forth in the Recitals.

“Shares” has the meaning set forth in the Recitals.

“Software” means all computer software, programs and code, including assemblers, applets, compilers, source code, object code, executable code, net lists, development tools, design tools, user interfaces and data, databases in any form or format, however fixed, and all related documentation.

“Tax” or “Taxes” means all taxes, levies or other similar governmental charges or fees of any kind whatsoever, including all federal, state, local and foreign income, corporation, gross receipts, value-added, goods and services, license, franchise, profits, capital gains, capital stock, transfer, registration, sales, use, occupation, property, ad valorem, excise, severance, windfall profits, environmental, escheat, stamp, license, payroll, worker’s compensation disability, withholding, social security, alternative, add-on and other taxes (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, additions to tax, and penalties and interest imposed thereon or with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.

“Title IV Plan” has the meaning set forth in Section 5.13(i)(i).

“Trademarks” has the meaning set forth in Section 3.8(a).

“Transaction Documents” means the Assignment and Assumption Agreement, the Bill of Sale, the Credit Agreement, the Watco Inventory Sale Agreements, the Greenbrier Inventory Sale Agreement, the Tucson Facility Services Agreement, the Information Sharing and Cooperation Agreements, the Real Property Documents, the Master Personal Property Lease Agreement, the Cowan Secondment Agreement, the Employment Transition and Management Services Agreement, the Services Agreement, the LLC Agreement of the Joint Venture, the LLC Agreement of the Operating Subsidiary and each other agreement or instrument to be entered into in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the regulations prescribed under the Code.

“Tucson Facility” has the meaning set forth in the Recitals.

“Tucson Facility Services Agreement” has the meaning set forth in the Recitals.

“Utilities and Services” has the meaning set forth in Section 3.9(b).

“Watco” has the meaning set forth in the Preamble.

“Watco 2013 Financial Statements” has the meaning set forth in Section 5.6(a).

“Watco Assigned Contracts” has the meaning set forth in Section 2.1(a)(i).

“Watco Assigned IP” has the meaning set forth in Section 5.9.

“Watco Assumed Liabilities” has the meaning set forth in Section 2.1(c).

“Watco Company Employees” has the meaning set forth in Section 5.13(a).

“Watco Contributed Assets” has the meaning set forth in Section 2.1(a).

“Watco Disclosure Schedule” has the meaning set forth in the preamble to Article V.

“Watco Excluded Accounts Receivable” means any right to receive payment from customers for work completed on or prior to the Closing Date, regardless of whether an invoice has been sent to such customer on or prior to the Closing Date.

“Watco Excluded Assets” has the meaning set forth in Section 2.1(b).

“Watco Excluded Liabilities” has the meaning set forth in Section 2.1(d).

“Watco Financial Statements” has the meaning set forth in Section 5.6(a).

“Watco Group” means Watco, Watco Mechanical and Millennium.

“Watco Inventory” has the meaning set forth in Section 5.17(a).

“Watco Inventory Sale Agreement” has the meaning set forth in the Recitals.

“Watco Lease” has the meaning set forth in Section 5.8(b).

“Watco Leased Real Property” has the meaning set forth in Section 5.8(a).

“Watco Locations” means the locations set forth on Schedule 10.1(d).

“Watco Mechanical” means Watco Mechanical Services, L.L.C., a Kansas limited liability company.

“Watco Owned Real Property” has the meaning set forth in Section 5.8(a).

“Watco Personal Property Leases” has the meaning set forth in Section 5.8(d).

“Watco Real Property” has the meaning set forth in Section 5.8(a).

“Watco Registered IP” has the meaning set forth in Section 5.9.

“Watco Stub Period Balance Sheets” has the meaning set forth in Section 5.6(a).

“Watco Stub Period Financial Statements” has the meaning set forth in Section 5.6(a).

“Watco Transferred Permits” has the meaning set forth in Section 2.1(a)(vi).

“WIP” means services or repairs that are partially completed as of the Closing Date under a Watco Assigned Contract or Greenbrier Assigned Contract, as the case may be.

10.2 Certain Interpretive Matters. In construing this Agreement, it is the intent of the parties that:

(a) no consideration may be given to the captions of the articles, sections or subsections, all of which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

(b) no consideration may be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement;

(c) examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(d) the word “includes” and its derivatives means “includes, but is not limited to,” and corresponding derivative expressions;

(e) a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(f) the meanings of the defined terms are applicable to both the singular and plural forms thereof;

(g) all references to prices, values or monetary amounts refer to United States dollars;

(h) accounting terms not defined in this Agreement, and accounting terms partly defined to the extent not defined, have the respective meanings given to them under GAAP;

(i) all references to articles, sections, subsections, paragraphs, clauses, exhibits or schedules refer to articles, sections, subsections, paragraphs and clauses of this Agreement, and to exhibits or schedules attached to this Agreement, unless expressly provided otherwise;

(j) each exhibit and schedule to this Agreement is a part of this Agreement and references to the term “Agreement” are deemed to include each such exhibit and schedule to this Agreement except to the extent that the context indicates otherwise, but if there is any conflict or inconsistency between the main body of this Agreement and any exhibit or schedule, the provisions of the main body of this Agreement will prevail;

(k) the words “this Agreement,” “herein,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular article, section, subsection or other subdivision, unless expressly so limited;

(l) all references to “parties,” “the parties hereto” or similar references refer to Greenbrier and Watco, except with respect to Articles III and IX, in which references to the same include the Joint Venture;

(m) the word “or” is disjunctive but not necessarily exclusive;

(n) unless the context otherwise requires, all references to “Joint Venture” shall be deemed to refer to the Joint Venture and/or the Operating Subsidiary; and

(o) all references to agreements or Laws are deemed to refer to such agreements or Laws as amended or as in effect at the applicable time.

[Signature page follows]

This Agreement has been duly executed and delivered by Watco, Greenbrier and the Joint Venture as of the date first above written.

WATCO COMPANIES, L.L.C.

By:	/s/ Rick D. Baden
Name: Rick D. Baden
Title: President & Chief Operating Officer

THE GREENBRIER COMPANIES, INC.

By:	/s/ Mark J. Rittenbaum
Name: Mark J. Rittenbaum
Title: Executive Vice President and Chief Financial Officer

AND WITH RESPECT TO ARTICLE III AND ARTICLE IX ONLY:

GBW RAILCAR SERVICES HOLDINGS, L.L.C.

By:	/s/ Jim Cowan
Name: Jim Cowan
Title: Chief Executive Officer

[Signature Page to Contribution Agreement]